UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement under the Securities Act of 1933

ENERGY QUEST INC.
(Name of Small Business Issuer in its Charter)

NEVADA	2990	91 – 1880015
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

850 South Boulder Hwy., Suite 169
Henderson, Nevada
89015
Tel (702) 568 4131
(Address and telephone number of principal executive offices)

850 South Boulder Hwy., Suite 169
Henderson, Nevada 89015
Tel (780) 417 3484
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804       Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [   ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

			Proposed
	Amount to	Proposed	Maximum
Title of Each Class	be	Maximum	Aggregate	Amount of
of Securities to be	Registered	Offering Price	Offering Price	Registration
Registered	(1)	per Share ($)	($)(2)	Fee($)

Shares of Common
Stock, par value	1,000,000	3.00 (2)	3,000,000	92.10
$0.001

Shares of Common
Stock, par value	679,000	3.00 (3)	2,037,000	62.54
$0.001

Total Fee Due				154.64

1	Of the 1,679,000 shares registered pursuant to this registration statement, 1,000,000 shares are being offered by a direct offering, and 679,000 shares are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.

3

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the average of the high ($3.00) and low ($3.00) prices of our common stock on the OTC Bulletin Board on July 6, 2007.

			Proposed
		Proposed	Maximum
Title of Each Class of	Amount to be	Maximum	Aggregate Offering	Amount of
Securities to be	Registered	Offering Price	Price (2)	Registration Fee
Registered	(1)	per Share ($)	($)	($)

Shares of Common
Stock, par value $0.001	1,000,000	3.00 (2)	3,000,000	92.10

Shares of Common	679,000	3.00 (3)	2,037,000	62.54
Stock, par value $0.001

Total Fee Due				154.64

1	Of the 1,679,000 shares registered pursuant to this registration statement, 1,000,000 shares are being offered by a direct offering, and 679,000 shares are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.

3

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the average of the high ($3.00) and low ($3.00) prices of our common stock on the OTC Bulletin Board on July 6, 2007.

This Prospectus is not an offer to sell securities and is not soliciting an offer to purchase securities in any state where the offer or sale is not permitted.

PROSPECTUS

1,679,000 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

We are offering up to 1,000,000 shares in a direct public offering, without any involvement of underwriters or broker-dealers. There is no minimum offering. The offering price is at a fixed price of $3.00 per share. In the event the shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days.

In addition to our direct offering, 679,000 shares of common stock are being registered under this Prospectus for the resale by 69 selling shareholders at prevailing market prices established on the OTC Bulletin Board at the time of sale or any prices as the selling shareholders determine. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol “EQST.OB.” The reported closing price of our common stock on the OTC Bulletin Board on July 6, 2007 was $3.00 per share.

There are no arrangements to place the funds we raise in an escrow, trust or similar account.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. At this time, we do not intend to apply for listing on any national securities exchange or the NASDAQ stock market.

An investment in our common stock involves risks. See "Risk Factors" starting of this Prospectus.

	Offering Price	Expenses	Proceeds to Us

Per Share – if 50% of our direct offering sold	$3.00	$0.08	$2.92
Per Share – if 100% of our direct offering sold	$3.00	$0.04	$2.96

If 50% are sold	$1,500,000	$40,000	$1,460,000
If 100% are sold	$3,000,000	$40,000	$2,960,000

The difference between the Offering Price and the Proceeds to Us is $40,000. The $40,000 reflects the expenses of the offering. The expenses per share would be adjusted according to the offering amounts depending on how many shares we sell. The $40,000 is being paid to unaffiliated third parties for expenses connected with this offering.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

Our Business

Energy Quest Inc. (“Energy Quest”, “we”) is a development stage company. We were incorporated as a Nevada company on June 20, 1997. We have never generated any revenues, have incurred losses since inception and we have only recently begun operations. We design, build, lease and in some cases operate the following gasification technologies with broad potential application within the energy field:

  Pyrolysis Steam Reformer (“PyStR™”) utilized for steam reformation of coal and other carbonaceous feedstocks, and separating hydrogen and carbon dioxide into separate streams;
  M2 Fluidized Bed Gas Generator (“M2”), an air blown fluid bed gasifier which converts waste solid fuel sources into gaseous form, and
  Modular Advanced Controlled Air Incinerator, which allows for incineration of waste, and is ideally suited to medical waste and moderately prepared municipal waste

We are in the process of building equipment that we intend to license and lease. In 2007 we entered into two agreements for exclusive licenses of our technologies in geographic territories with two companies. We also engaged two marketing consultants for market development and commercialization activities in 2007.

Our wholly owned subsidiary, Syngas Energy Corp. (“Syngas Energy”), was incorporated as a British Columbia company on December 14, 2004, and its principal business involves an integrated gasification production system technology that combines modern gasification with turbine technologies to produce synthetic gas, hydrogen or electricity.

Our principal offices are located at 850 South Boulder Highway, Suite 169, Henderson, Nevada. Our telephone number is (702) 568-4131. Our fiscal year end is December 31.

We changed our name from Syngas International Corp. to Energy Quest Inc. on May 31, 2007. On that same date we effected a reverse stock split in a ratio of one new share for every twenty existing common shares of our outstanding stock. Prior to the reverse stock split there were 43,300,364 shares of our common stock outstanding, and after the reverse stock split there were 2,165,028 shares of our common stock outstanding.

Over the next twelve months (beginning July 2007) we plan to spend approximately $2,960,000 on marketing our technology, developing our PyStR™ technology and our operation expenses. We have incurred a loss since our inception and relied upon the sale of our securities to fund operations. We will be dependent on future financing in order to maintain our operations and carry out our business plan. We currently do not have sufficient financing to carry out our business plan and there is no assurance that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

The Offering

Assuming 100% of our direct offering is sold, the 1,000,000 common shares registered under this Prospectus will represent approximately 32% of our issued common stock. The following is a brief summary of our offering:

Securities Offered	through a direct public offering, 1,000,000 common shares 679,000 common shares held by 69 selling shareholders there is no minimum offering

Offering Price per Share

We are offering the 1,000,000 common shares by a direct public offering at a fixed price of $3.00 per share. This price was determined by our Board of Directors based on several factors including our capital structure, prevailing market prices on OTC Bulletin Board and the amount we seek to raise through our offering. The offering price does not necessarily reflect the price at which our common stock currently trades, nor does it necessarily reflect the price at which our common stock will trade following the offering.

The selling shareholders can sell the 679,000 common shares at prevailing market prices at the time of sale or any prices as the selling shareholders determine.

Offering Period	The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Net Proceeds to us	Approximately $1,460,000 assuming half of our direct offering is sold.

Approximately $2,960,000, assuming we sell all 1,000,000 shares through our direct offering.

We will not receive any proceeds from the sale of shares by the selling shareholders.

Use of Proceeds	We will use the proceeds to purchase equipment, engage in research and development, marketing activities, salaries and for administrative expenses.

Number of Shares Outstanding Before the Offering	There are 2,165,028 shares outstanding as of July 6, 2007

Number of Shares Outstanding After the	We will have the following number of shares issued and outstanding after this offering:
Offering
2,415,028 if we sell 25% of our direct offering

2,665,028 if we sell 50% of our direct offering

3,165,028 if we sell 100% of our direct offering

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

Period from
	Three months ended	Year Ended	December 14, 2004
	March 31, 2007	December 31, 2006	(inception) to
	(Unaudited)	(Audited)	March 31, 2006
(Unaudited)
	($)	($)	($)

Revenue	-	-	-

Expenses	(26,216)	(1,507,607)	(2,639,222)

Net Loss	(26,216)	(1,695,703)	(2,827,318)

Balance Sheet Data

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
	($)	($)
Working Capital Deficiency	(324,856)	(298,404)
Total Current Assets	10,684	13,348
Total Current Liabilities	335,540	311,752

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Energy Quest Risks

1.           There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) lack of revenues as at March 31, 2007; and (iii) our dependence on the sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

2.           We lack an operating history and there is no assurance our future operations will result in profitable revenues. We will need significant capital requirements to carry out our business plan, and we will not be able to further implement our business strategy unless we raise sufficient funds or unless we can generate revenues to operate profitably. If we cannot raise sufficient funds or generate sufficient revenues to carry out our business strategy, we may suspend or cease operations.

We were incorporated on June 20, 1997. We have only recently started our business operations and we have not yet realized any revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  completion of this offering;
  completion of future offerings of our stock;
  our ability to build or purchase gasification and other equipment; and
  our ability to attract customers who will lease our equipment.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

As of March 31, 2007, we had cash and cash equivalents of $2,030. Our business plan calls for us to spend approximately $2,960,000 during the twelve months beginning July 2007, which includes amounts we need to spend to market our gasification technology, pay our accounts payable and accrued liabilities, conduct further research and development on our PyStR™ technology, professional and consulting fees, and all of our general and administrative expenses.

If 100% of our direct public offering is sold we will raise net proceeds of $2,960,000. We will, however, have to seek additional financing in order to implement our business plan if we raise less than 100% of our direct offering.

Our ability to obtain additional financing is subject to a number of factors, including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

3.           Because we are still in the initial stage of development of our technology, there is a risk that the business could fail and this could result in a total loss of your investment.

We are still in the initial stages of the development of our technology and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in our technology, research and development and conducting preliminary market development activities. We have not earned any revenues and have not achieved profitability as of the date of this Prospectus. Potential investors should be aware of the difficulties normally encountered by new technology companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of technology and markets that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the development of the technology, market acceptance and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

4.           Because of the speculative nature of developing and marketing novel technologies, there is substantial risk that no commercially viable technologies will be developed and our business will fail, and you could lose your entire investment.

We are in the initial stages marketing our technologies, and thus have no way to evaluate the likelihood that we will be successful in establishing a commercially technological market presence. Potential investors should be aware of the difficulties normally encountered by new technology companies and the high rate of failure of such enterprises. The development of technology as a business is extremely risky. The expenditures to be made by us on our research and development programs may not result in the development of a commercially viable technology . The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the research, development and market development that we plan to undertake. Problems such as unexpected delays, poor market conditions and other conditions are involved in research, development and market development. In such a case, we would be unable to complete our business plan, and you could lose your entire investment.

5.           A decline in or substantial volatility of energy prices could adversely affect the demand for our services, which could mean a decrease in our revenues.

We anticipate that the demand for our services will be primarily determined by energy prices in Canada, the US and other markets we target. Volatility or weakness in energy prices (or the perception that energy prices will decrease) will likely affect the spending patterns of our possible customers and may result in the lower spending on energy production technologies. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our gasification equipment. A decline in energy prices or a decline in consumer-based energy production activities could materially and adversely affect the demand for our services and could prevent us from generating any revenues.

6.           We may not complete construction of a commercial-scale PyStR™ which could prevent us from generating revenues and becoming profitable.

We have only signed two agreements for the license of our equipment. Our agreement with Beaufort Energy Solutions, Inc. (“BESI”) gives BESI the exclusive right to build a gasification plant with our technology in British Columbia. Our agreement with Re-Gen International Corporation (“Re-Gen”) grants Re-Gen the right to install Syngas Energy technology, including the PyStR™ and gasification technology (the “Energy Quest Technology”), in the United States, and to sell fuels (ethanol and hydrogen) produced with the Energy Technology. We have an obligation under our initial license of the PyStR™ technology to develop a commercial scale plant using the PyStR™ technology by February 14, 2008. If we fail to complete a commercial scale plant by that date, our license will lapse and we will be unable to generate revenues and become profitable. It is possible that neither our agreement with BESI nor Re-Gen will satisfy our obligation to develop a commercial scale plant by February 14, 2008.

If we fail to complete the commercial scale plant with the PyStR™ technology by February 14 2008 we may not be able to generate revenues pursuant to the license we have already entered into, which could prevent us from becoming profitable. If we are unable to complete the commercial scale plant, the agreements to license the PyStR™ technology will lapse and so we will not be able to generate any revenues through these agreements.

7.           We expect to depend on several significant customers, and a loss of one or more significant customers could prevent us from generating revenues.

Our only customers so far are BESI and Re-Gen. Both of these companies have signed agreements to utilize and sell equipment from us once we have completed the assembly of the equipment. As these are the only customers with which we have agreements, we anticipate that all or a majority of our initial revenues will come from these two companies. The loss of either of these customers could result in a substantial loss of revenues or could prevent us from generating revenues.

8.           Our business is subject to environmental legislation and any changes in such legislation could negatively affect our results of operations.

The energy production industry is subject to many laws and regulations which govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could have a material adverse effect on our results of operations.

9.           We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

10.          As our business assets and our directors and officers are located in Canada, investors may be limited in their ability to enforce US civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and most of our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a US court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the US court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

11.          We do not have any patent protection for the design of our equipment which could prevent us from becoming profitable.

We believe part of our competitive edge is our unique equipment that combines existing technologies and equipment to create better performing equipment. We have not sought and do not plan on seeking patent protection for our equipment or systems. It may not be possible for us to obtain patent protection for many aspects of our equipment. We cannot assure you that others will not independently develop substantially equivalent information and techniques. If other companies build and lease equipment which is similar or better to ours, we may not be able to find and maintain customers for our services, which could prevent us from becoming profitable.

Risks Associated with this Offering

12.          The price and trading volume of our common stock has been highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “EQST”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling shareholders or us.

13.          Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

14.          We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Energy Quest.

We have never paid any dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price.

15.          We indemnify our directors against liability to us and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that they meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against us for indemnification, the costs could have a negative effect on our operating results.

16.          The option holders may have potential claims against us due to the cancellation of outstanding options, which may harm our business and financial position.

On June 25, 2007 we cancelled all the outstanding options and terminated the 2005 Stock Option Plan registered under Form S-8 effective March 9, 2005. The option holders may have a contractual rights to sue us for certain monies that they may be owed in connection to the exercise and sale of options. Litigation could result in substantial legal costs and a diversion of our management’s attention and resources. Any liability we incur in connection with any potential law suit could harm our business and results of operations and, even if we defend ourselves successfully, there is a risk that our management’s distraction in dealing with lawsuits could harm our results.

Use of Proceeds

Our offering is being made on a self underwritten basis - with no minimum and a maximum of $3,000,000. The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% is sold.

	25%	50%	75%	100%
Gross proceeds	$750,000	$ 1,500,000	$ 2,250,000	$ 3,000,000
Offering expenses	40,000	40,000	40,000	40,000
Net proceeds	710,000	1,460,000	2,210,000	2,960,000

The net proceeds will be used approximately as follows:

	25%	50%	75%	100%
Marketing of Gasification Technology	$ 0	$300,000	$ 300,000	$600,000
Development of PyStR™ Technology	0	200,000	750,000	1,200,000

Payment of Accounts Payable and Accrued Liabilities	250,466	250,466	250,466	250,466
General and Administrative Expenses	459,534	609,534	609,534	609,534
Professional Fees	0	100,000	100,000	100,000
Consulting Fees	0	0	200,000	200,000
TOTAL	710,000	1,460,000	2,210,000	2,960,000

Our general and administrative expenses consist of salaries, marketing and promotion, tradeshow costs, travel, meals and entertainment, rent, office maintenance, communication expenses (cellular, internet, fax, telephone), office supplies, courier and postage costs and office equipment.

Of our total proceeds, we anticipate that over the next 12 months we will pay approximately $150,000 to our affiliates as follows: $150,000 to Wilf Ouellette, our President and Director, for salary and benefits. This amount is included in our calculation of general and administrative expenses.

Total offering expenses are estimated to be $40,000, consisting of the following: $25,000 for legal fees; $13,500 for accounting fees, $1,300 filing fee, $100 printing and marketing expenses and $100 for miscellaneous unforeseen expenses relating to the offering.

The costs related to the development of our PyStR™ technology include building an operating demonstration unit that we will assemble and maintain.

Determination of Offering Price

The following factors were considered in determination of the fixed price of $3.00 of the 1,000,000 shares being offered through the direct offering:

  our capital structure;
  the proceeds to be raised by the direct offering;
  our cash requirements; and
  the prevailing market prices on the OTC Bulletin Board (the closing price of our shares on the OTC Bulletin Board on July 6, 2007 was $3.00).

The selling shareholders will sell their shares at prevailing market prices at the time of sale or any prices as the selling shareholders determine. The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus.

Dilution of the price you pay for your shares

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of March 31, 2007, the net tangible book value of our shares of common stock was ($324,856) or approximately ($0.15) per share based upon 2,165,028 common shares outstanding as at July 6, 2007.

If 100% of the shares are sold:

Upon completion of our direct offering, in the event all of the shares are sold, the net tangible book value of the 3,165,028 shares to be outstanding will be $2,635,144 or approximately $0.83 per share. The amount of dilution you will incur will be $2.17 per share. The net tangible book value of the shares held by our existing shareholder will be increased by $0.98 per share without any additional investment on their part. You will incur an immediate dilution from $3.00 per share to $0.83 per share. After completion of this offering, if 1,000,000 shares are sold, you will own approximately 32% of the total number of shares then outstanding shares for which you will have made a cash investment of $3,000,000, or $3.00 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 68% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $2,696,437, or $1.25 per share.

If 75% of the shares are sold:

Upon completion of our direct offering, in the event 75% of the shares are sold, the net tangible book value of the 2,915,028 shares to be outstanding will be $1,885,144 or approximately $0.65 per share. The amount of dilution you will incur will be $2.35 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.80 per share without any additional investment on their part. You will incur an immediate dilution from $3.00 per share to $0.65 per share.

After completion of this offering, if 750,000 shares are sold, you will own approximately 26% of the total number of shares then outstanding shares for which you will have made a cash investment of $2,250,000, or $3.00 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 74% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $2,696,437, or $1.25 per share.

If 50% of the shares are sold:

Upon completion of our direct offering, in the event 50% of the shares are sold, the net tangible book value of the 2,665,028 shares to be outstanding will be $1,135,144 or approximately $0.43 per share. The amount of dilution you will incur will be $2.57 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.58 per share without any additional investment on their part. You will incur an immediate dilution from $3.00 per share to $0.43 per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 19% of the total number of shares then outstanding shares for which you will have made a cash investment of $1,500,000, or $3.00 per share. Our existing stockholders (assuming they don’t sell any shares) will own approximately 81% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $2,696,437, or $1.25 per share.

If 25% of the shares are sold:

Upon completion of our direct offering, in the event 25% of the shares are sold, the net tangible book value of the 2,415,028 shares to be outstanding will be $385,144 or approximately $0.16 per share. The amount of dilution you will incur will be $2.84 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.31 per share without any additional investment on their part. You will incur an immediate dilution from $3.00 per share to $0.16 per share.

After completion of this offering, if 250,000 shares are sold, you will own approximately 10% of the total number of shares then outstanding shares for which you will have made a cash investment of $750,000, or $3.00 per share. Our existing stockholders (assuming they don’t sell any shares) will own approximately 90% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $2,696,437, or $1.25 per share.

The following table compares the difference between your investment in our shares and the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$3.00
Net tangible book value per share before offering	($0.15)
Potential gain to existing shareholders per share	$0.98
Net tangible book value per share after offering	$0.83
Increase to present stockholders in net tangible
book value per share after offering	$0.98
Capital contributions	$3,000,000
Number of shares outstanding before the offering	2,165,028
Number of shares after offering held by existing stockholders	2,165,028
(Assuming they do not sell any shares registered under this Prospectus)
Percentage of ownership after offering	68%

Purchasers of shares in this offering if all shares sold
Price per share	$3.00
Dilution per share	$2.17
Capital contributions	$3,000,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	32%

Purchasers of shares in this offering if 75% of shares sold
Price per share	$3.00
Dilution per share	$2.35
Capital contributions	$2,250,000
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	26%

Purchasers of shares in this offering if 50% of shares sold
Price per share	$3.00
Dilution per share	$2.57
Capital contributions	$1,500,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	19%

Purchasers of shares in this offering if 25% of the shares sold
Price per share	$3.00
Dilution per share	$2.84
Capital contributions	$750,000
Number of shares after offering held by public investors	250,000
Percentage of ownership after offering	10%

Plan of Distribution; Terms of the Offering

The direct offering of 1,000,000 of our common shares, on a "best efforts" basis, is being made on a self-underwritten basis by us through our officers and director who will not be paid any commission or other compensation and without the use of underwriters or broker-dealers. The offering price is at a fixed price of $3.00 per share. The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Currently, we have not established an underwriting arrangement for the sale of these shares. We will sell the shares in this offering through our officers and director, Wilf Ouellette and Steve Eilers. They will receive no commission from the sale of the shares. They intend to offer and sell the shares in the primary offering through their business and personal contacts. There is a possibility that no proceeds will be raised or that if any proceeds are raised, they may not be sufficient to cover the cost of the offering. They will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2. The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and has not been during the last twelve months and are currently not broker-dealers or associated with a broker-dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission, we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the offering. We will not utilize the Internet to advertise our offering.

Offering Period and Expiration Date

This offering will start on the date this Prospectus is declared effective by the SEC and continue for a period of up to 180 days, and an additional 90 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.      execute and deliver a share subscription agreement; and
2.      deliver a cheque or certified funds to us for acceptance or rejection.

All cheques for subscriptions must be made payable to Energy Quest Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by Selling Shareholders

In addition to our offering of 1,000,000 shares at a fixed price of $3.00 per share through the direct offering, the selling shareholders also intend to sell up to 679,000 common shares at prevailing market prices or privately negotiated prices.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;
  in privately negotiated transactions; or
  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or

  such other price as the selling shareholders determine.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;
  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Selling Shareholders

The 69 selling shareholders are offering 679,000 shares of common stock already issued. The shares are included in the following issuances effected prior our stock reverse split of May 31, 2007 in a ratio of one existing share for every twenty pre-split common shares of our outstanding stock:

  On April 26, 2007, we issued 1,450,000 (now 72,500) shares of common stock for cash proceeds of $90,500.

  On April 8, 2005, we issued 30,000,000 (now 1,500,000) shares of common stock and on June 15, 2005 we issued 47,500 shares of common stock, pursuant to the Share Exchange Agreements. Of the 30,000,000 original shares, 10,000,000 shares were issued to Nilufar Jamani and 10,000,000 were issued to Draycott Investments Ltd. On March 16, 2007 Nilufar Jamani sold 10,000,000 (now 500,000) shares to shareholders at $0.025 per share to various investors appearing in the table below. On March 16, 2007, Draycott Investments Ltd. sold 2,430,000 shares at $0.025 per share to various investors appearing in the table below.

Except as otherwise noted, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

The following table provides as of July 6, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage Owned Upon Completion of the Offering
4862083 Manitoba Ltd. (2)	14,000	(3)	14,000	0	0
Norm Ahistrom	2,000	(3)	2,000	0	0
Anvers Inc. (4)	42,000	2	42,000	0	0
Karien Anderson	14,000	(3)	14,000	0	0
David Ash	15,000	(3)	15,000	0	0
Michael and Pam Audette	10,000	(3)	10,000	0	0
Bartam Ltd. (5)	25,000	1.2	25,000	0	0
Akiva Borenstein (6)	91,000 (7)	3.6	77,000	14,000	(3)
Yehuda Borenstein (6)	5,000	(3)	5,000	0	0
John Bowers	10,000	(3)	10,000	0	0
Rick Brezer	15,000	(3)	15,000	0	0
Murray Briggs	15,000	(3)	15,000	0	0
Ray Carrier	8,000	(3)	8,000	0	0
Suzann Chan	16,000	(3)	16,000	0	0
Harvey Chappel	15,000	(3)	15,000	0	0
Jim Christison	2,500	(3)	2,500	0	0
David J. Dergousoff	10,000	(3)	10,000	0	0
Albert Drake	3,000	(3)	3,000	0	0
James Elbert	10,000	(3)	10,000	0	0
Lisa F. Evans	12,000	(3)	12,000	0	0
Gerry Filiatrault	2,500	(3)	2,500	0	0
Graham Gamble	4,000	(3)	4,000	0	0
Alon Halbrich (8)	5,000	(3)	5,000	0	0
David Halbrich (8)	4,000	(3)	4,000	0	0
Marc Hamilton	3,000	(3)	3,000	0	0
Randy Hayward	25,000	1.2	25,000	0	0
Samantha Hunt	12,000	(3)	12,000	0	0
Carl Kadlec	5,000	(3)	5,000	0	0
Robert Kelcher	15,000	(3)	15,000	0	0
Leah Mashea Kerce	12,000	(3)	12,000	0	0
Gilles Legault	2,500	(3)	2,500	0	0
John Rice Livermore	10,000	(3)	10,000	0	0
Michael Lynch	5,000	(3)	5,000	0	0
Rick MacCabe	5,000	(3)	5,000	0	0
Mark McGuire	5,000	(3)	5,000	0	0
Randy Matuschewski	2,000	(3)	2,000	0	0
Steve Mcabee	2,500	(3)	2,500	0	0

Zoltan Nagy	5,000	(3)	5,000	0	0
Ed Patterson	2,000	(3)	2,000	0	0
Neal Perry	5,000	(3)	5,000	0	0
Lionel Polard	2,500	(3)	2,500	0	0
Ken Powell	20,000	(3)	20,000	0	0
John Primrose	5,000	(3)	5,000	0	0
Rob Raisbeck	5,000	(3)	5,000	0	0
Leith Rasmussen	5,000	(3)	5,000	0	0
Richwood Developments Ltd. (9)	15,000	(3)	15,000	0	0
Riley Ventures Ltd.(10)	7,500	(3)	7,500	0	0
Peter Robertson	10,000	(3)	10,000	0	0
Serlin Enterprises Ltd. (11)	10,000	(3)	10,000	0	0
Simmons & Associates Insurance Services Inc. (12)	10,000	(3)	10,000	0	0
Siros Holdings Ltd. (13)	8,500	(3)	8,500	0	0
Skye Investments Ltd. (14)	20,000	(3)	20,000	0	0
Donald Smith	4,000	(3)	4,000	0	0
George Sorokowski	5,000	(3)	5,000	0	0
Anthony Spinelli	25,000	1.2	25,000	0	0
Larry Steele	10,000	(3)	10,000	0	0
Douglas Steen	7,500	(3)	7,500	0	0
Ken Stevenson	5,000	(3)	5,000	0	0
Patrick Suddaby & Joe Febiane	5,000	(3)	5,000	0	0
Conan Taylor	10,000	(3)	10,000	0	0
Steve Thornton	4,000	(3)	4,000	0	0
C.P. Tisdale	2,000	(3)	2,000	0	0
Floyd Trotter	10,000	(3)	10,000	0	0
Arnold Verbeurgt	5,000	(3)	5,000	0	0
Sid Weinstein	4,000	(3)	4,000	0	0
Jerry Wesselius (15)	5,000	(3)	5,000	0	0
Ken & Sue Wesselius (15)	5,000	(3)	5,000	0	0
Richard A. Youds	1,000	(3)	1,000	0	0
Elizabeth Zahanoviz	1,000	(3)	1,000	0	0
Total	693,000		679,000

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)	Akiva Borenstein has voting and investment control over shares held by 4862083 Manitoba Inc.

(3)	Less than 1%.

(4)	Max Serlin has voting and investment control over shares held by Anvers, Inc.

(5)	Fred Dornan has voting and investment control over shares held by Bartam Ltd.

(6)	Akiva Borenstein and Yehuda Borenstein are brothers.

(7)	Includes 77,000 common shares held in his own name and 14,000 common shares held by 4862083 Manitoba Inc., a company over which Akiva Borenstein has voting and investment control.

(8)	Alon Halbrich is the father of David Habrich.

(9)	Richard Michaels has voting and investment control over shares held by Richwood Developments Ltd.

(10)	Jason Park has voting and investment control over shares held by Riley Ventures Ltd.

(11)	Max Serlin has voting and investment control over shares held by Serlin Enterprises Inc.

(12)	Martin Simmons has voting and investment control over shares held by Simmons and Associates Insurance Services Inc.

(13)	Rick Gliege has voting and investment control over shares held by Siros Holdings Ltd.

(14)	Albert D. Vernbeurat has voting and investment control over shares held by Skye Investment Inc.

(15)	Ken and Sue Wesselius are the son and daughter-in-law of Jerry Wesselius.

The percentages are based on the 2,165,028 shares of common stock outstanding on July 6, 2007 and assumes that all shares being registered in this Prospectus are sold by the selling shareholders.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending legal proceedings which involve us or any of our properties or subsidiaries. However, the option holders may have a potential lawsuit against us for certain monies that they might be owned in connection with the exercise and sale of options, since we cancelled all the outstanding options on July 6, 2007. This kind of lawsuit could harm our business and results of operations.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at three.

Our current directors and officers are as follows:

Name	Age	Position

Wilf Ouellette	64	Director, President, Chief Executive Officer, Chief Financial Officer,

Steve Eilers	57	Director, Secretary and Treasurer

Jim Clark	52	Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Wilf Ouellette, Director, President, CEO, and CFO

Mr. Ouellette has been a director since July 1, 2005 and our President, Chief Executive Officer and Chief Financial Officer since May 5, 2006. Mr. Ouellette has been a director and the Chief Executive Officer of Syngas Energy Corp., our wholly owned subsidiary, since February 2005. Mr. Ouellette has over 25 years experience in process combustion. From 2001 to the present he was worked as a consultant through his own company, Aclade Energy Corp., offering consulting services in the waste to energy industry, developing new projects in the energy sector and marketing the fluidized bed gasifier.

Mr. Ouellette has been principally active in the fields of heating, ventilating, air conditioning and process combustion systems since 1965. He also has extensive experience in the development and integration of alternate energy systems. Mr. Ouellette’s technical experience encompasses the following areas: instrumentation and control systems design and applications, heating and ventilation equipment systems applications, burner management and flame safe guard systems, combustion processes, burner design and applications, waste gasification processes and air pollution engineering. Previously Mr. Ouellette was a Fighter Control Operator and Pilot in the Royal Canadian Air Force.

Steve Eilers, Director, Secretary and Treasurer

Steve Eilers was appointed as our secretary, treasurer and director on April 16, 2007. Mr. Eilers has been a Director and the Chief Executive Officer of GMS Energy, Inc. since February 1995. Mr. Eilers has been involved in Accounting/Financial Reporting for corporations for the last 25 years. In addition, Mr. Eilers has broad knowledge of alternative energy and gasification technology markets, and more than 15 years experience in consulting, business development and project management. From 1989 through 1995 Mr. Eilers served as an officer and director of Williams Engineering in Atlanta Georgia. From 1978 through 1989, Mr. Eilers served as President of Southeastern Marketing and was responsible for finance, marketing and technical review. Mr. Eilers has developed a strong operational focus, and strong skills in finance, accounting, marketing, compliance, materials planning and technical support.

Jim Clark, Director

Jim Clark was appointed as a director on June 8, 2007. Mr. Clark is the founder of Luxcor Corporation, and has been the president and director of Luxcor Corporation since 2002. From 1997 to 2002, Mr. Clark was the president of Chancellor Industrial Construction Ltd. From 1993 through 1997, Mr. Clark was a partner with Canwest Group International Inc. Mr. Clark has significant depth of expertise in construction, project management tracking and cost controls. He will be invaluable to us in our diversification of our customer base and development of the company into a fully integrated energy services company.

Other than as described above, none of our directors currently serve on the boards of other public companies.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of us and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of July 6, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of July 6, 2007, there were 2,165,028 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
Title of Class	Name and Address of	Nature of	Percent of
	Beneficial Owner	Beneficial	Class
		Ownership	(%)

Common	Wilf Ouellette (1)	500,000	23%
	Suite 1209 – 207 West Hastings Street	(2)
	Vancouver, BC, Canada V6B 1H7

Common	Steve Eilers (3)	0	0
	205 Hidden Pines Drive
	Panama City Beach, Florida 32408

Common	Jim Clark (4)	0	0
	5215-126 Street
	Edmonton, Alberta Canada T6H 3W5
	All Officers and Directors as a Group	500,000	23%
Common	Carolyn Foster (5)	378,500	17%
	Suite 120, 2181 Premier Way
	Sherwood Park, AB, Canada T8H 0A2

(1) Wilf Ouellette is our director, President, CEO and CFO.
(2) Includes 500,000 shares owned by 975110 Alberta Ltd., a company over which Wilf Ouellette has the voting and investment control.
(3) Steve Eilers is our director, secretary and treasurer.
(4) Jim Clark is our director.
(5) Carolyn Foster is married to Ron Foster, who is our consultant.

Changes In Control

There are currently no arrangements which would result in a change in control of us.

Description of Securities

Common Stock

As of July 6, 2007, we have 2,165,028 shares of our common stock outstanding and we do not have any outstanding options, warrants or other convertible securities. Our authorized capital stock consists of 200,000,000 common shares, $0.001 par value and 1,000,000 preferred shares, par value $0.01. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of $0.01 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

American Registrar and Transfer Co. have been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 1,679,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act.

Of the 1,496,028 shares of our issued common stock that are not being registered in this Prospectus:

  500,000 shares have been held by 975110 Alberta Ltd., a company owned by Wilf Ouellette, our President, CEO and CFO, for more than a year;

  378,500 shares have been held by Carolyn Foster, a significant shareholder for less than a year;

  Approximately 521,603 shares have been held by non-affiliates for less than a year; and

  The balance of our shares have been held by non-affiliates for more than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us.

Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed thereunder during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC/Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 1,496,028 outstanding restricted securities held by our director, affiliates and non-affiliates that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

Accountants

Our Audited Financial Statements as of December 31, 2006 for the fiscal year ended December 31 2006 have been included in this Prospectus in reliance upon Morgan and Company, Chartered Accountants, as experts in accounting and auditing.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Penny Green of Bacchus Law Group. Neither Penny Green nor Bacchus Law Group have any interest in our securities.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

We were incorporated as a Nevada company on June 20, 1997. We changed our corporate name to Energy Quest Inc. on May 31, 2007. Our wholly owned subsidiary, Syngas Energy, was incorporated as a British Columbia company on December 14, 2004, and its principal business involves an integrated gasification production system technology that combines modern gasification with turbine technologies to produce synthetic gas, hydrogen or electricity. We are a development stage company.

We have not yet earned any revenues and have had operational losses to date, as well as an accumulated deficit. As of March 31, 2007, we had net losses since inception in the amount of $2,827,318.

Our Products and Services

M2 Fluidized Bed Gas Generator (Gasifier) (“M2”)

In Fiscal 2005 we acquired Syngas Energy along with all rights and title to its advanced gasification process. Subsequently, we completed a prototype of the gasification technology. The M2 is an air blown fluid bed gasifier, which converts waste solid fuel sources into a gaseous form. The M2 gas produced can be used in most boilers, kilns and furnaces to offset the use of natural gas.

The M2 fluidized bed gasification process offers substantial benefits compared to simple burning processes, and other forms of gasification. The gasifier has been successfully used to convert biomass wastes (i.e. wood wastes, bark, and agricultural wastes) into a clean fuel gas that can be used to fire various types of industrial equipment.

The overall thermal efficiency of fluid bed gasifiers is typically in the range of 75% to over 90%, depending on the ash and moisture content of the fuel. Unlike some burners (such as suspension burners) or old style fixed bed gasifiers, the fluid bed gasifiers can operate satisfactorily with highly variable feed materials ranging from coal, shredded wood and bark to sawdust fines, or lump wood with particle sizes of less than 1 1/2 - 2 inches. In contrast, other types of gasifiers or burners require either dry pellets, nuggets of clean wood, or uniformly dry sander dust. Thus the various types of fuels generally available around lumber mills can be used in fluid bed gasifiers with good results. The fluid bed gasifier does not have moving grates or other moving parts in the high temperature regions of the bed. Where there are moving parts, heavy duty industrial components proven in lumber and pulp mill operations are used. Reliability is thus high.

The size of energy conversion systems is generally dictated by their air flow. Because fluid bed gasifiers use comparatively small amounts of air, the equipment is comparatively small and compact. This permits systems to be completely shop fabricated and assembled on skids thereby reducing purchase price and installed costs. Because the process produces a fuel gas rather than just quantities of heat, it can be easily applied to a variety of industrial processes including boilers, dry kilns, veneer dryers, or several pieces of equipment at once. Operation with wood/bark fuels results in very low emissions, including low NOx, carbon monoxide, and particulate emissions. No "tail end" exhaust cleanup devices are required.

To understand a fluidized bed, please refer to Figure 1, and imagine a container filled with fine sand having a porous bottom. If air is forced through the bottom, it seeps through the sand as shown in Figure 1-A. If the airflow is increased a point is reached where the sand particles separate to let the air through, and bubbles form which mix and churn the sand. The sand bed takes on a fluid-like character, and the bed is violently mixed and agitated. This is a fluidized bed.

In fluidized bed gasification, the sand bed is preheated to a temperature of 1000oF. Solid or liquid wastes are injected into the bed, and when they are mixed with the hot sand, the wastes are quickly decomposed into a combustible gas. The flow of air is controlled so that only about 25% of the incoming wastes are "burned" in the bed to raise and maintain the temperature at 1500oF. The remaining material is decomposed into gas. Once the bed is preheated no more outside fuels are needed. The wastes supply all required heat.

The fluidized bed system is made in such a way that the ash particles are carried out of the bed with the gas stream. This ash is then removed from the gas stream by a special ash removal system. The hot gas is then directed to a special burner that can burn the hot gas while producing low emissions. Any gravel or stones in the incoming fuel can be removed by periodically extracting some of the sand from the bottom of the bed while it is operating, screening to separate stones from the sand, and then re-injecting the sand into the bed. Because the primary product of the process is a gaseous fuel and not simply heat, the process is called "fluidized bed gasification.”

BENEFITS OF FLUIDIZED BED GASIFICATION

The fluidized bed gasification process offers several substantial benefits compared to simple burning processes, and other forms of gasification.

Highly Efficient

The overall thermal efficiency of fluid bed gasifiers is typically in the range of 75% to over 90%, depending on the ash and moisture content of the fuel.

Tolerates Many Feed-stocks

Unlike some burners (such as suspension burners) or old style fixed bed gasifiers, the fluid bed gasifiers can operate satisfactorily with highly variable feed materials ranging from coal, shredded wood and bark to sawdust fines, or lump wood with particle sizes of less than 1 1/2 - 2 inches. In contrast, other types of gasifiers or burners require either dry pellets, nuggets of clean wood, or uniformly dry sander dust. Thus the various types of fuels generally available around lumber mills can be used in fluid bed gasifiers with good results.

Highly Reliable

The fluid bed gasifier does not have moving grates or other moving parts in the high temperature regions of the bed. Where there are moving parts, heavy-duty industrial components proven in lumber and pulp mill operations are used. Reliability is thus high.

Compact

The size of energy conversion systems is generally dictated by their air-flow. Because fluid bed gasifiers use comparatively small amounts of air, the equipment is comparatively small and compact (see Figure 3). This permits systems to be completely shop fabricated and assembled on skids thereby reducing purchase price and installed costs.

Flexible Operations

Because the process produces a fuel gas rather than just quantities of heat, it can be easily applied to a variety of industrial processes including boilers, dry kilns, veneer dryers, or several pieces of equipment at once.

Low Emissions

Operation with wood/bark fuels results in very low emissions, including low NOx, carbon monoxide, and particulate emissions. No "tail end" exhaust cleanup devices are required. The FBG modular waste to energy plants will operate within existing Environmental Protection Agency (EPA) pollution standard 40 CFR 60 applicable in the State of California, Kyoto and other jurisdictions.

MODULAR FLUIDIZED BED GAS GENERATOR

The EQ FBG pilot system has been thoroughly tested on a variety of feedstock and could be ready for renewed testing in a matter of weeks. This system is a model for the modular systems we initially plan to deploy. These systems can be easily manufactured and are transportable on standard tractor-trailer trucks as shown in the sketch below. They can be quickly set up for operations and require only two personnel to operate.

Figure 3 above is a schematic diagram of the modular EQ FBG system.

Pyrolysis Steam Reformer (“PyStR™”)

In 2005, through our wholly owned subsidiary Syngas Energy, we acquired world-wide exclusive licenses to develop, produce and market PyStR™ , a low cost proprietary hydrogen production technology.

We obtained the exclusive rights to a new, innovative hydrogen generation technology referred to as the PyStR™ (Pyrolitic Steam Reforming) process. This process can directly produce high purity hydrogen from biomass and other carbonaceous feed-stocks such as oil sands, coal and petroleum coke. The PyStR™ technology involves the simultaneous pyrolysis and steam reforming of virtually any carbon-based material. Its products include separate high purity streams of hydrogen, carbon dioxide and nitrogen produced in a relatively low cost stainless steel or refractory lined vessel.

The PyStR™ Technology system incorporates a novel, jetting, very high heat transfer direct fuel and sorbent contact reactor which is utilized to steam reform coal, giant cane, wood chips, or any other biomass, and chemically separate carbon dioxide. The pyrolysis of biomass is accomplished by direct contact between the biomass fuel stock and hot granular calcined lime at moderate pressures. The lime is re-carbonated to limestone directly producing near pure H2 and heat for endothermic (heat consuming) steam reforming. The resulting limestone stream is then re-circulated and re-calcined (regenerated removing the CO2). Essentially 100% of the CO2 can be prevented from entering the atmosphere.

The PyStR™ technology is an inexpensive and simple method of reforming hydrocarbons (carbonaceous materials) and calcining lime to chemically separate hydrogen and carbon dioxide into two separate streams. It converts common cheap ingredients (coal or wood, air, water) into near pure streams of hydrogen (H2), carbon dioxide (CO2) and nitrogen (N2). It produces no flue gas.

The technology produces near pure hydrogen in a single step process simply by feeding coal or biomass chips into a hot jetting granular lime filled reactor. The biomass is pyrolyzed and steam reformed into hydrogen and oxides of carbon, which immediately react with the lime producing heat to sustain pyrolysis and steam reforming while also forming limestone. A novel gas/solids separator returns the sorbent (limestone) to an indirect calciner, where the limestone is re-calcined (effectively separating out a stream of near pure carbon dioxide) and re-circulated back to the reactor as lime. Separate streams of near pure hydrogen and carbon dioxide exit the reactor. Thus the direct hydrogen production, gas/solids separation, and re-calcination steps achieved within this novel reactor are all significant improvements over existing state-of-the-art technologies. Moreover, it greatly simplifies the process. We are focusing our efforts in getting this technology to market. We plan to complete a prototype and commercialize the PyStR™ hydrogen production process during 2007.

We have agreed to begin construction on a demonstration sized installation of the PyStR™ technology no later than February 14, 2008. Also, we are obligated to sell at least one commercial installation using the PyStR™ technology by the end of 2008. If we fail to carry out either of these obligations, all rights and interests in the hydrogen technology will revert back to the creator of the technology at the end of 2008.

The PyStR™ , pronounced “pie star,” technology has the potential to significantly reduce hydrogen costs to levels much lower than those of the present steam methane reforming methods. The technology can use virtually any carbonaceous material to produce hydrogen. PyStR™ can directly produce almost pure hydrogen in a single step; PyStR™ does not require shift catalysts, separation membranes, oxygen separation, catalytic hot and cold shift reactors, pressure swing adsorption towers or liquefaction pressures. Hydrogen embrittlement is avoided altogether by combining pyrolysis with reforming in a direct-contact, refractory-lined vessel. This eliminates the greatest system maintenance cost associated with current conventional technologies. In addition, the system utilizes a very dense phase continuous closed circuit recycle regeneration loop with an advanced solids/gas separation moving bed filter, which eliminates the need for a separate solids removal system.

Key to the PyStR™ process is the use of calcium for carbon separation from steam reformed hydrogen gas. The carbonation reaction is more exothermic than the reforming reactions are endothermic. Thus hydrogen can be directly formed in a hot sink of jetting lime by continuous feeding of reactants.

The PyStR™ process involves three innovative steps. In step one, fuel and steam are fed directly into the heat sink of lime sorbent. As the solid fuel pyrolyzes, carbon monoxide and carbon dioxide immediately react with calcium oxide to form limestone while near pure hydrogen exits the reactor vessel along with some excess steam. Step 2 involves an innovative separation of solids from gases and removal of ash from the process. Step 3, or calcination, includes another innovative PyStR™ process wherein a small portion of product hydrogen is combusted in air resulting in almost pure nitrogen and water stream as well as a separate almost pure carbon dioxide stream produced in an indirect jetting. Below are pictures of the PyStR™ pilot plant followed by two schematic diagrams describing the PyStR™ process.

Picture of the PyStR™ Pilot Plant

Modular Advanced Controlled Air Incinerator

The Energy Quest incinerators are modular, controlled air, factory built, and packaged units. The fundamental operating description is starved ignition chamber, excess air combustion chamber. These are not pyrolytic units since air is introduced into the ignition chamber. All units are designed and rated on a burning rate basis, meaning they will burn the waste as fast as it is c h a r g e d . The integrated design of the ignition chamber, flame port and combustion chamber allows proper and constant gas velocities to insure proper air/fuel (waste) ratios for optimum combustion efficiency. The units are ideally suited for medical waste and moderately prepared municipal waste disposal.

Growth

We expect our business strategy will continue to include growth through selective acquisitions, licensing arrangements and targeted technology partnerships. Our continued rate of growth will depend on our ability to identify attractive acquisition opportunities, licensing arrangements and technology partnerships, and to enter into these arrangements on commercially reasonable terms. We plan to integrate future acquisitions and licensed technology into existing operations, and to create new product offerings.

The Gasification and Energy Production Industry

The energy production industry is comprised of major industrial players with large-scale production facilities, and low cost per energy unit. Gasification technology is a niche market within the larger energy production industry. Gasification is a mature, moderate growth business, with reasonable margins. We are concentrating our business focus on the production and distribution of low-cost ½ to 10 megawatt waste to electrical power units or liquid fuels. This is a niche market which is not presently being aggressively pursued by the major industrial players.

Our Distribution Method

We plan to focus on developing and marketing our current technologies while researching new methods of clean energy production. We intend to subcontract production to outside sources that have a proven track record of efficiency, reliability and competitive quality and pricing. Our distribution plan is to enter into technology licensing arrangements with energy producers and energy production technology distributors, to install our products and use them to create fuels produced with our technology, as well as to sell our technologies to other companies within exclusive geographic territories.

On April 19, 2007, we entered into a Licensing Agreement with Re-Gen International Corporation (“Re-Gen”). Under the terms of the agreement, we agreed to grant licensing rights for our PyStR™ and gasification technology in the US. The term of the agreement is 10 years and is renewable at expiration for a further period of 10 years. Re-Gen must pay us a royalty of 12% of defined profit, to be calculated each month, or a minimum of $30,000 every three months for the first year, whichever is greater. After the first year, the minimum will be adjusted to $60,000 every three months.

On April 24, 2007, we entered into a licensing agreement with BESI. Under the terms of the agreement, we agreed to grant licensing rights for our gasification technology in the Province of British Columbia, Canada. The term of the agreement is 20 years and is renewable at expiration for a further period of 10 years. BESI must pay us a royalty of 10% of defined net income, to be paid within 30 days after the end of each quarterly accounting period. Pursuant to the agreement, BESI will seek opportunities for our products throughout British Columbia to provide electric power generation and liquid fuels to supply local consumers, businesses, BC Hydro, government and semi-government end users. Also, we anticipate that BESI will pursue installation of our technologies for waste disposal, power generation, and productions of liquid fuels.

New Products and Services

All of our products and services, once available, will be new, as we have only recently begun operations. We intend to actively seek new products and services currently offered by other companies and attempt to acquire them by payment of cash or shares or by purchasing a company.

Competition

Over the last century, several different methods of gasification have been developed. The most prominent gasification systems used today are fluidized bed gasification systems similar to ours. There are competitors around the world who convert biomass to energy, primarily electricity or thermal, co-generating the energy to reduce waste costs, and lower fuel costs. The table below lists some of our major competitors and the advantage we see in our technology compared to the competition.

Competition	Our Competitive Advantage
Energy Products of Idaho, USA	- we are less expensive by half
General Electric, USA	- General Electric holds very large complex systems only
FERCO (Battelle), U.S.A	- Unlike FERCO, we offer our incinerator units for sale or lease. We also enter into joint venture agreements for the use of our technology

Lurgi, Germany	Unlike Lurgi’s, our units have a small footprint and can be skid mounted and portable
Foster-Wheeler (Outokumpu), Finland	- Our units are adaptable to downstream changing requirements

Our competition includes small and mid-size independent contractors as well as major energy services companies with international operations. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, efficiency and availability of equipment and technical proficiency.

We differentiate ourselves from our major competition by our unique equipment. Our target market is independent energy production companies. Based on the experience of our directors, these independents typically are relationship driven and make decisions at the local level. We believe this business model will enable us to grow our business. However, we are a minor participant in the industry and compete in the energy production industry with many other companies having far greater financial, technical and other resources.

Marketing

We are a new company and we have little market presence at this time. So far, we have only two customers and partners, Re-Gen and BESI. We intend to supplement this with attendance at several trade shows in North America each year and with advertisements in magazines.

We plan to market our gasification unit by means of demonstrating a portable mobile gasification unit which will showcase the gasifier to generating power from a variety of feedstock such as wood waste, bio-mass, coal, petroleum coke, lignite and in addition a second trailer featuring the PystR™ process combined with the gasifier generating hydrogen and oxygen from any available carbon source such as coal, wood waste, lignite and petroleum coke.

We plan on hiring consultants to contact companies with waste facilities, such as lumber waste and municipal waste. We believe that our PyStR™ technology is suitable for companies in the oil and gas business and in the shipping business. We plan on targeting such companies through sales consultants that we will hire. Our marketing plan includes attending several oil and gas, and alternative energy trade shows during the next year. We are currently negotiating with several consultants to act as sales persons for our technologies. Our gasification technology was shown and PyStR™ process explained to several potential clients during the months of May and June 2006. We plan to attend several trade conferences in the next year.

On April 30, 2007 we engaged Challenge Capital, Inc. to act as our marketing consultant in the US, and to secure sales contracts with utilities, municipalities and industrial and institutional end users of our products, with a monthly required payment of $17,500. Such an increase on the amount of contractual amounts we owe will significantly increase our monthly expenses and such increase exceeds our current revenues and available capital.

On May 16, 2007 we engaged Walter Brown to assist us in marketing our technologies in the exclusive territory of Brazil. Commissions will be paid to Mr. Brown for consummated agreements to install our technologies, and determined on a project by project basis.

On March 8, 2006 we engaged Ecogestion Ltd to assist us in marketing our technologies in the exclusive territory of Chile. Commissions will be paid to Ecogestion Ltd. for consummated agreements to install our technologies, and determined on a project by project basis.

Research and Development

Since our inception, we have spent approximately $250,000 on research and development.

We anticipate that we will spend $1,200,000 on research and development over the next twelve months to upgrade our PyStR™ technology, including upgrading a prototype. If we are successful in acquiring other technologies, we may increase our research and development budget.

Intellectual Property

On December 24, 2004, we purchased an integrated gasification production system from our CEO. The technology combines modern gasification with gas turbine technologies to produce synthetic gas or electricity. The Company intends to further develop the technology to make it commercially viable and intends to then sell or license the technology. We have not filed for any protection of our trademarks.

Legislation and Government Regulation

Energy production and distribution is a highly regulated industry in North America and worldwide. Each of the provinces in Canada, and each US State, has regulatory provisions relating to the production of electricity and the distribution of electricity over the transmission grid. Electricity production and distribution is subject to control by differing regulatory agencies in each jurisdiction, that may refuse to allow production and sale of electricity into the grid under their auspices, or periodically assign allowable rates of production. Changes in permits and allowable rates per energy unit may have a substantial effect on our operations and the operations of our customers, which in turn could affect the demand for our products and services and have a substantial effect on our operations. In addition to the forgoing, in the future our Canadian, US and global operations may be affected by political developments by Federal, provincial, state and local laws and regulations including but not limited to restrictions on emissions of greenhouse gases, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental controls. Furthermore, operations may also be affected by energy trading regulations, import fees and restrictions.

As well, liquid fuels produced by our technologies are highly flammable and normally regulated under hazardous materials regulations in North America and worldwide. We are also subject to safety policies of jurisdictional-specific Workers Compensation Boards and like agencies regulating the health and safety of workers. Since our business strategy is to license our technology to energy producers, who will then face the legislative burden, we do not anticipate any significant compliance expense on our own behalf, however the potential compliance expense for our customers may affect our operations.

Environmental Law Compliance

Since our business plan involves offering energy production equipment for license and lease to energy producers or users, we do not expect that we will be governed by the comprehensive federal, provincial, state and local laws that regulate discharge of materials into the environment or otherwise relate to health and safety or the protection of the environment. However, since our customers and partners will be subject to these laws, the effect of the regulatory scheme in various jurisdictions may have a substantial affect on our operations.

Each jurisdiction where we sell our product has an Energy and Utilities Board, or similar independent, quasi-judicial agency of government which regulates the safe, responsible and efficient generation and distribution of electricity and energy products. Since we plan to license our technologies to energy producer partners, we do not anticipate that we will be directly subject to the authority of these regulatory bodies. However, since our customers and partners are subject to these laws, the effect of the regulatory bodies in various jurisdictions may have a substantial affect on our operations.

Employees and Consultants

Over the next twelve months, if we complete our prototype gasification unit and begin the sales cycle, we anticipate an increase in the number of employees,.

On May 5, 2006, our board of directors appointed Wilf Ouellette as President, Chief Executive Officer and Chief Financial Officer of Syngas International Corp. (as we were then). Mr. Ouellette has been a director of the Company since July 1, 2005. Mr. Ouellette has been a director and the Chief Executive Officer of Syngas Energy, our wholly owned subsidiary, since February 2005.

We entered into an executive employment agreement with Mr. Ouellette dated April 17, 2007, for the position of Chief Executive Officer, for a period of sixty months at a base salary of $150,000 per year.

On April 17, 2007 we entered into an officer employment agreement with Mr. Steve Eilers for a period of 60 months at a base salary of $130,000 per year.

On April 26, 2007 we entered into a Consulting Agreement with Ronald Foster for business development services for a period of one year, in return for an aggregate of 100,000 common (post- split) shares of the Company.

Any increase in the number of employees and/or consultants may significantly increase our monthly expenses. To facilitate our growth we anticipate hiring independent sales and marketing consultants. We currently engage people as outside contractors and consultants for bookkeeping, legal, accounting, website development and audit functions.

Management's Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We do not anticipate that we will generate significant revenues until we have built or otherwise installed our equipment, which we will only be able to do if we raise money from this offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our marketing plan.

We were incorporated as a Nevada company on June 20, 1997. Our wholly owned subsidiary, Syngas Energy Corp. (“Syngas Energy”), was incorporated as a British Columbia company on December 14, 2004. We are a development stage company. As of March 31, 2007, we had not yet earned any revenues, had operational losses to date and had an accumulated deficit since inception in the amount of $2,904,256.

As of March 31, 2007, we had net losses since inception of $2,828,651. Our continuation as a going concern is dependent upon our ability to attain profitable operations and generate revenues or raise equity capital or borrowings sufficient to meet current and future obligations. Our management plans to raise equity financings of approximately $2,960,000 over the next twelve months to finance operations, but there is no guarantee that we will be able to raise this money to fund our business plan.

Results of Operations for Three Months Ended March 31, 2007 and for the Period from December 14, 2004 (Date of Inception) to March 31, 2007

We incurred a net loss of $2,827,318 since December 14, 2004 (date of inception) to March 31, 2007. As of March 31, 2007 we had a working capital deficiency of $324,856.

For the three months ended March 31, 2007, we incurred a net loss of $26,216 compared to $373,060 for the same period in 2006. For the three months ended March 31, 2007, our net loss per share was $nil, compared to $0.01 for the same period in 2006.

Lack of Revenues

Since December 14, 2004 (date of inception) to March 31, 2007, we have not yet generated any revenues. At this time, our ability to generate any significant revenues continues to be uncertain. The auditor's report on our December 31, 2006 financial statements contains an additional explanatory paragraph which identifies issues that raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Expenses

Total expenses for the quarterly period ended March 31, 2007 were $26,216, compared to total expenses of $373,060 for the quarterly period ended March 31, 2006. The decrease was due to a reduction in consulting and management fees. The dramatic decrease in consulting and management fees was due to non-issuance of shares for consulting services during the quarterly period ended March 31, 2007. Our consulting and management fees for the three months ended March 31, 2006 were $353,337, compared to our most recent quarter ended March 31, 2007, where our consulting and management fees were only $1,278. Our consulting and management fees of $1,278 for the three months ended March 31, 2007 consisted mainly of amounts paid to our CEO and CFO and fees paid to our other officers. Our total expenses from December 14, 2004 (date of inception) to March 31, 2007 were $2,639,222 and consisted of $2,381,591 in consulting and management fees, $115,561 in general and administrative fees, and $142,070 in professional fees.

Our general and administrative expenses decreased by $577 from $7,432 for the three months ended March 31, 2006 to $6,855 for the period ending March 31, 2007. Our administrative expenses consist of office supplies, travel expenses, rent, communication expenses (cellular, internet, fax, telephone), office maintenance, courier and postage costs and office equipment.

Our professional fees of $18,083 for the three months ended March 31, 2007 consisted primarily of legal, accounting and auditing fees. For the same period in 2006, our professional fees were $12,291. The slight increase in professional fees is due to additional legal and auditing services provided.

Results of Operations for the year ended December 31, 2006

We incurred a net loss of $1,695,703 for the fiscal year ended December 31, 2006 compared to a net loss of $1,095,384 for the fiscal year ended December 31, 2005. The increase in the loss was due primarily to an increase in consulting expenses, general and administrative expenses and professional fees. We have generated a total comprehensive loss since inception of $2,802,199. Due to our continued losses and lack of revenues there is substantial doubt about our ability to continue as a going concern.

Lack of Revenues

We have not yet generated any revenues. At this time, our ability to generate any significant revenues continues to be uncertain. The auditor's report on our December 31, 2006 financial statements contains an additional explanatory paragraph which identifies issues that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Expenses

Total expenses for the year ended December 31, 2006 were $1,507,607 compared to total expenses of $1,095,384 for the year ended December 31, 2005. The expenses for the year ended December 31, 2006 included $1,353,449 in consulting and management fees, an increase of $336,600 from the year ended December 31, 2005. These consulting fees related mainly to the development of our marketing strategies, and fees related to assisting us in locating and acquiring new technologies. In Fiscal 2006 we also incurred general and administrative expenses of $86,733 and professional fees of $67,425.

Plan of Operation

We believe that we need approximately an additional $2,960,000 to meet our capital requirements over the next 12 months (beginning July 2007) for the following estimated expenses:

Expense	Amount
Marketing our gasification technology	$600,000
Development of our PyStR™ technology	$1,200,000
Payment of accounts payable and accrued liabilities	$250,466
General and administrative expenses	$609,534
Professional fees	$100,000
Consulting fees	$200,000
Total	$2,960,000

Our corporate strategy for the next 12 months includes the following :

  Produce, sell, lease and maintain energy generators that we have developed;
  License our integrated gasification technology to third parties in North American, European and global markets;
  Retain an ownership in a portion of the co-generated energy, electricity, and synthesized liquid and gases, such as ethanol, methanol and methane being produced;
  Expand our business base through strategic relationships in worldwide markets;
  Identify partnerships that will benefit from having in-house energy production facilities;
  Identify technology acquisitions that will complement our technologies;
  Create additional service lines to complement current operations.

The PyStR™ Process

The PyStR™ technology is an inexpensive and simple method of reforming hydrocarbons (carbonaceous materials) and calcining lime to chemically separate hydrogen and carbon dioxide into two separate streams. It converts common cheap ingredients (coal or wood, air, water) into near pure streams of hydrogen (H2), carbon dioxide (CO2) and nitrogen (N2). It produces no flue gas.

In February 2006 we completed the CO2 capture unit for our PyStR™ technology. The captured CO2 can be injected into oil wells or coal seams to enhance oil recovery or coal-bed methane recovery respectively.

In April 2007 we signed a Technology License Commercialization Agreement with Re-Gen International Corporation (“Re-Gen”) by which we granted Re-Gen the right to install a plant in the United States, and to sell fuels (ethanol and hydrogen) produced with the PyStR™ technology. We also granted Re-Gen a right of first refusal to manufacture and produce the PyStR™ technology throughout the United States. Re-Gen has agreed to pay us 12% of all sales of the PyStR™ technology or energy produced from the PyStR™ technology, or US$30,000 every 3 months, whichever is greater. Re-Gen will also pay us consulting fees for engineering services, technical assistance and training.If we fail to complete the construction of the PyStR™ technology under the Re-Gen Agreement within a reasonable time, we may not be able to generate revenues pursuant to the license we have granted Re-Gen in exchange for quarterly royalty payments, which could prevent us from becoming profitable.

If we are successful in selling 100% of the shares in this direct offering, we expect that we will begin generating total monthly revenues of approximately $30,000 quarterly in royalty payments from Re-Gen beginning in July 2007, and $60,000 quarterly beginning May, 2008. It is our intention to enter into similar licensing arrangements with other companies, and in other territories, and we are currently negotiating with prospective partners.

On April 30, 2007 we engaged Challenge Capital, Inc. to act as our marketing consultant in the US, and to secure sales contracts with utilities, municipalities and industrial and institutional end users of our products, with a monthly required payment of $17,500. Such an increase in the amount of contractual amounts we owe will significantly increase our monthly expenses and may exceed our available capital.

On May 16, 2007 we engaged Walter Brown to assist us in marketing our technologies in the exclusive territory of Brazil. Commissions will be paid to Mr. Brown for consummated agreements to install our technologies, and determined on a project by project basis.

On March 8, 2006 we engaged Ecogestion Ltd to assist us in marketing our technologies in the exclusive territory of Chile. Commissions will be paid to Ecogestion Ltd. for consummated agreements to install our technologies, and determined on a project by project basis.

We have agreed to begin construction on a demonstration sized installation of the PyStR™ technology no later than February 14, 2008. Also, we are obligated to sell at least one commercial installation using the PyStR™ technology by the end of 2008. If we fail to carry out either of these obligations, all rights and interests in the hydrogen technology will revert back to the creator of the technology at the end of 2008.

The M2 Fluidized Bed Gas Generator (Gasifier)

The M2 is an air blown fluid bed gasifier, which converts waste solid fuel sources into a gaseous form. The M2 gas produced can be used in most boilers, kilns and furnaces to offset the use of natural gas.

The M2 fluidized bed gasification process offers substantial benefits compared to the simple burning processes, and other forms of gasification. The gasifier has been successfully used to convert biomass wastes (ie wood wastes, bark, and agricultural wastes) into a clean fuel gas that can be used to fire various types of industrial equipment.

The overall thermal efficiency of fluid bed gasifiers is typically in the range of 75% to over 90%, depending on the ash and moisture content of the fuel. Unlike some burners (such as suspension burners) or old style fixed bed gasifiers, the fluid bed gasifiers can operate satisfactorily with highly variable feed materials ranging from coal, shredded wood and bark to sawdust fines, or lump wood with particle sizes of less than 1 ½ - 2 inches. In contrast, other types of gasifiers or burners require either dry pellets, nuggets of clean wood, or uniformly dry sander dust. Thus the various types of fuels generally available around lumber mills can be used in fluid bed gasifiers with good results. The fluid bed gasifier does not have moving grates of other moving parts in the high temperature regions of the bed. Where there are moving parts, heavy duty industrial components proven in lumber and pulp mill operations are used. Reliability is thus high.

The size of energy conversion systems is generally dictated by their air flow. Because fluid bed gasifiers use comparatively small amounts of air, the equipment is comparatively small and compact. This permits systems to be completely shop fabricated and assembled on skids therby reducing purchase price and installed costs. Because the process produces a fuel gas rather than just quantities of heat, it can be easily applied to a variety of industrial processes including boilers, dry kilns, veneer dryers, or several pieces of equipment at once. Operation with wood/bark fuels results in very low emissions, including NOx, carbon monoxide, and particulate emissions. No “tail end” exhaust clean up devices are required.

The Modular Advanced Controlled Air Incinerator

We have developed a Modular, Controlled Air, Factory Built and Packaged incinerator. The unit is a Starved Ignition Chamber, Excess Air Combustion Chamber. These are not Pyrolytic Units since air is introduced into the ignition chamber. All units are designed and rated on a Burning Rate Basis, meaning they will burn waste as fast as it is charged.

The integrated design of the ignition chamber, flame port and combustion chamber allows proper and constant gas velocities to insure proper air/fuel (waste) ratios for optimum combustion efficiency.

The units are ideally suited for medical waste and moderately prepared municipal waste disposal.

The BESI Energy Licensing Agreement

The commercial agreement provides for BESI to represent us on an exclusive basis in the territory of British Columbia., Canada for marketing and sales of the PyStR™ process and other gasification technologies. BESI will seek opportunities for our products throughout British Columbia to provide electric power generation and liquid fuels to supply local consumers, businesses, BC Hydro, government and semi-government end users. BESI will pursue installation of Syngas Energy technologies for waste disposal, power generation and production of liquid fuels.

The Re-Gen International Licensing Agreement

Re-Gen International Corporation (Re-Gen) will utilize the gasification equipment provided by us to anchor a Full Green Circle ® project. Re-Gen will supply a chain of affiliated companies in one location with the needed energy drawn from biomass waste. Re-Gen is to begin a nationwide campaign of recycling a certain biomass waste (railroad crossties) that until now has not been recycled. Our gasifiers and fuel preparation fuel preparation equipment will be directed to this market which will require numerous gasifiers and equipment throughout the US to process the accumulated waste currently being generated.

Re-Gen is also establishing offices in the US, and other international areas to represent us and market our gasification units and technologies. The PyStR™ Technology system incorporates a novel, jetting, very high heat transfer direct fuel and sorbent contact reactor which is utilized to steam reform coal, giant cane, wood chips, or any other biomass, and chemically separate carbon dioxide. The pyrolysis of biomass is accomplished by direct contact between the biomass fuel stock and hot granular calcined lime at moderate pressures. The lime is recarbonated to limestone directly producing near H2 and heat from endothermic (heat consuming) steam reforming. The resulting limestone stream is then recirculated and re-calcined (regenerated removing the CO2). Essentially 100% of the CO2 can be prevented from entering the atmosphere.

Limited Operating History; need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have generated no revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Our independent certified public accountants have stated in their report dated March 26, 2007 included herein, that we have incurred operating losses from inception and that we are dependent upon our ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources

As of March 31, 2007, our total current assets were $10,684, which was comprised of $2,030 in cash, $8,654 in prepaid expenses and deposits. Our total current liabilities were $335,540 for a total working capital deficit of $324,856. We expect to incur substantial losses over the next two years. Our accumulated deficit was $2,827,318 as at March 31, 2007. Our net loss of $2,904,256 from December 14, 2004 (date of inception) to March 31, 2007 was mostly funded by our equity financing. During the three months ended March 31, 2007, we did not raise any equity finance.

As of March 31, 2007, our total current assets were $10,684, which was comprised of $2,030 in cash, $8,654 in prepaid expenses and deposits. Our total current liabilities were $335,540 for a total working capital deficit of $324,856. We expect to incur substantial losses over the next two years. Our accumulated deficit was $2,827,318 as at March 31, 2007. Our net loss of $2,904,256 from December 14, 2004 (date of inception) to March 31, 2007 was mostly funded by our equity financing. During the three months ended March 31, 2007, we did not raise any equity finance.

We expect to incur substantial losses over the next two years. We estimate that our cash requirements over the next 12 months (beginning July 2007) will be approximately $2,960,000 as follows:

Expense	Amount	Date Required
Marketing our gasification technology	$ 600,000	Immediately
Development of our PyStR™ Technology	1,200,000	Immediately
Payment of Accounts Payable and accrued liabilities	250,466	Immediately
General Administrative Expenses	609,534	12 months (beginning July 2007)
Professional Fees	100,000	12 months (beginning July 2007)
Consulting Fees	100,000	12 months (beginning July 2007)
Total	2,960,000

Our administrative expenses will consist of salaries, marketing and promotion, tradeshow costs, travel, meals and entertainment, rent, office maintenance, consulting fees, accounting and audit fees, legal fees, communication expenses (cellular, internet, fax, telephone), office supplies, courier and postage costs and office equipment. Of the $2,960,000 we need for the next 12 months, we may raise net proceeds of up to $2,960,000 from this direct offering. If we are unsuccessful in raising full amount through the direct offering, we may raise the balance of our cash requirement from private placements and shareholder loans or review other financing possibilities such as bank loans. If we cannot raise $2,960,000 for the next 12 months we will not be able to carry out our full business plan and we may not be able to become profitable and we may have to cease operations.

Known Material Trends and Uncertainties

In view of the uncertainties concerning our continued existence as a going concern, management's plans to mitigate the effect of such conditions, management intends to take the following steps in the event that we are not able to raise sufficient funds to meet the needs of our business plans:

  negotiate with suppliers to delay deposit due dates; and
  negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash.

We cannot assure you that we will have sufficient resources to carry out our business plan, or that we will be able to obtain any additional funding required, any of which events may mean that we may not be able to continue our operations or our business plan may fail. You may lose your entire investment.

We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in energy prices or general economic conditions.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our historical financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Intangible Asset

Intangible asset consists of an integrated gasification production system. This technology combines modern gasification with gas turbine technologies to produce synthetic gas, hydrogen or electricity. We intend to further develop the technology to make it commercially viable and intends to then sell or license the technology. The technology will be amortized on a systematic basis upon commencement of revenue from the sale or license of the technology.

On December 24, 2004, before our stock reverse split of May 31, 2007, we purchased an integrated gasification production system from the CEO of the Company. We purchased the asset by issuing 10,000,000 common shares in Syngas Energy to 975110 Alberta Ltd and making a $25,000 payment. The 10,000,000 shares in Syngas Energy which were issued to 975110 Alberta Ltd. were exchanged for 10,000,000 shares in our common stock on June 30, 2005. Those 10,000,000 shares are now equal to 500,000 shares in light of our stock reverse split of May 31, 2007. However, pursuant to the terms of the agreement, all 500,000 of our (post-split) common shares issued to 975110 Alberta Ltd. are to remain in escrow until we have raised a minimum of $1,000,000 by way of equity private placements.

Stock-Based Compensation

We have a stock-based compensation plan, whereby stock options are granted in accordance with the policies of regulatory authorities.

Prior to January 1, 2006, we accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of our employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated. There was no change to our income from operations for the year ended December 31, 2006, than if it had continued to account for share-based compensation under APB No. 25.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliable measure. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Description of Property

Our principal executive offices are located at Suite 169, 850 South Boulder Highway, Henderson, Nevada, 89015 - 7564.

We also have offices at 78 Belleville Avenue, Spruce Grove, Alberta, T8X 1H8.

Certain Relationships and Related Transactions

On December 24, 2004, as amended on July 4, 2005, our wholly owned subsidiary, Syngas Energy purchased from 975110 Alberta Ltd., a company controlled by Wilf Ouellette, our President, CEO and a member of our Board of Directors, an integrated gasification production system. We purchased the asset by issuing 10,000,000 (now 500,000) common shares of our stock to 975110 Alberta Ltd.

On January 28, 2005, we entered into an agreement to acquire all of the outstanding stock of Syngas Energy. At the time the agreement was entered into, Anish Somani was our President and the President of Syngas Energy. On June 30, 2005, we completed the acquisition of Syngas Energy by issuing 30,000,000 (post split 1,500,000) shares of our stock, which also included an issuance of 10,000,000 (post split 500,000) shares of our stock to 975110 Alberta Ltd., a company controlled by Wilf Ouellette, our President, CEO and a director.

On June 30, 2005, we acquired 100% of the outstanding capital stock of Syngas Energy in exchange for the issuance of 30,047,500 shares of our stock issued to the five shareholders of Syngas Energy. We now own 100% of the issued and outstanding stock of Syngas Energy. The five shareholders of Syngas Energy held approximately 87% of the outstanding common stock of Syngas Energy on completion of the transaction on June 30, 2005. Wilf Ouellette, the Chief Executive Officer of Syngas Energy and our President, CEO and a director, is a director and 50% owner of 975110 Alberta Ltd., which received 10,000,000 (now 500,000) of our common shares pursuant to our acquisition of Syngas Energy. The 10,000,000 shares in Syngas Energy owned by 975110 Alberta Ltd. were exchanged for 10,000,000 (now 500,000) shares in our common stock on June 30, 2005. However, pursuant to the terms of the Agreement, all 10,000,000 (now 500,000) of our common shares issued to 975110 Alberta Ltd. are to remain in escrow until we have raised a minimum of $1,000,000 by way of equity private placements. On July 4, 2005, all of the parties to the Agreement, namely 975110 Alberta Ltd., Draycott Investments Ltd., Nilufar Jamani and Syngas, signed an Addendum amending the Agreement to add a section stating that if, by January 1, 2006 we have not raised a minimum of $1,000,000 by way of equity private placements, we will have the option until June 30, 2006, of canceling the 10,000,000 (post split 500,000) shares issued to 975110 Alberta Ltd. and subject to escrow, in consideration for the transfer to 975110 Alberta Ltd. of 100% of the interest in the gasification technology.

On November 1, 2005, Syngas Energy, our wholly owned subsidiary, acquired rights, in consideration for an initial fee of $25,000, to a process and apparatus for low cost hydrogen generation through assignment of an agreement from 975110 Alberta Ltd. to Syngas Energy. 975110 Alberta Ltd. is owned and controlled by Wilf Ouellette, who is Chief Executive of Syngas Energy and our President, CEO and director

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on OTC Bulletin Board, under the trading symbol “EQST.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

The following table shows the high and low prices of our common shares on the NASD OTC Bulletin Board for each quarter within the last two fiscal years and the interim period for the three months ended March 31, 2007. During April and May 2007, the highest price of our common stock on the OTC Bulletin Board was $7.00 and the lowest price was $3.40.

On July 6, 2007, after the stock reverse split, the high price of our common stock on the OTC Bulletin Board was $3.00 and the low price was $3.00. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2007 – March 31, 2007	$8.40	$3.00
October 1, 2006 – December 31, 2006	$11.20	$5.60
July 1, 2006 – September 30, 2006	$13.00	$7.20
April 1, 2006 – June 30, 2006	$16.00	$7.60
January 1, 2006 – March 31, 2006	$16.4	$7.00
October 1, 2005 – December 31, 2005	$15.8	$8.80
July 1, 2005 – September 30, 2005	$14.8	$6.00
April 1, 2005 – June 30, 2005	$9.00	$5.20
January 1, 2005 – March 31, 2005	$9.50	$3.60

Holders

As of July 6, 2007, there were 135 holders of record of our common stock.

Dividends

To date, we have not paid any dividends on our common shares and do not expect to declare or pay any dividends on our common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

Equity Compensation Plans

As of July 6, 2007 we do not have any stock or stock option plans in effect.

In February 25, 2005 we adopted the 2005 Stock Option Plan under which we are authorized to grant options to acquire up to a total of 4,000,000 common shares. The term of any stock options granted under the plan is limited to ten years. The option plan was registered on Form S-8 on March 9, 2005. Our Board of Directors cancelled all outstanding options and terminated the 2005 Stock Option Plan on June 25, 2007.

On July 19, 2005 we adopted the 2005 Non-Qualified Stock Compensation Plan under which we are authorized to issue up to 1,000,000 shares of common stock. On September 16, 2005 we adopted the September 2005 Non-Qualified Stock Compensation Plan under which we are authorized to issue up to 2,000,000 shares of common stock. On September 26, 2005, these shares were registered on a Form S-8 registration. On June 25, 2007 our Board of Directors terminated the 2005 Non-Qualified Stock Compensation Plan.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during the last fiscal year, and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

								All Other
		Annual Compensation			Long Term Compensation			Compensati		Total
								on		$
								$
					Awards		Payout(s)

Name
and				Other	Restricted	Securities
Principal			Bon	Annual	Stock	Underlying	LTIP
Position	Year	Salary	us	Compensation	Award(s)	Options/SARs	Payouts
		$	$	$	$	(#)	$
Wilf		15,141
Ouellette,	2006		0	0	0	0	0	23,913	(2)	$39,054
President,
CEO,
CFO (1)	2005	0	0	0	0	0	0	60,529	(2)	60,529

Robert
Klein,	2006	4.493	0	0	0	0	0	0		$4,493
Director
(3)
	2005	1,718	0	0	0	0	0	0		1,718

(1)	Wilf Ouellette was appointed as President, Chief Executive Officer and Chief Financial Officer on May 5, 2006 and was appointed as a director on July 1, 2005.
(2)	Payment for consulting services made to 975110 Alberta Ltd., a company over which Mr. Ouellette has voting and investment control.
(3)	Robert Klein was President, Chief Executive Officer and Chief Financial Officer from August 1, 2005 to May 5, 2006.

Option Grants in the Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors in the fiscal 2006 and 2005. As of July 6, 2007, none of our executive officers or directors owned any of our derivative securities.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

As of July 6, 2007, none of executive officers or directors owned any of our derivative securities.

Management Agreements

We entered into an executive employment agreement with Mr. Wilf Ouellette dated April 17, 2007, for the position of Chief Executive Officer, for a period of sixty months at a base salary of $150,000 per year. On April 17, 2007 we entered into an executive employment agreement with Mr. Steve Eilers for a period of 60 months at a base salary of $130,000 per year.

Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending Board meetings. We did not pay director's fees or other cash compensation for services rendered as a director for the year ended December 31, 2006.

No cash compensation was paid to any of our directors for the director's services as a director during the fiscal year ended December 31, 2006. We have no standard arrangement pursuant to which our directors are compensated for their services in their capacity as directors except for the granting from time to time of incentive stock options. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of our Company other than services ordinarily required of a director. Other than indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Financial Statements

Our audited Financial Statements as of December 31, 2006 for the fiscal year ended December 31, 2006, and our unaudited Financial Statements for the three month period ended March 31, 2007 follow as pages F-1 through F- 19. We changed our corporate name from Syngas International Corp to Energy Quest Inc. on May 31, 2007.

Syngas International Corp.
(A Development Stage Company)

Syngas International Corp.
(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of Syngas International Corp.

(A development stage company)

We have audited the accompanying consolidated balance sheets of Syngas International Corp. (a development stage company) as at December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and stockholders’ equity (deficiency) for each of the years in the two year period ended December 31, 2006, and for the cumulative period from inception, December 14, 2004, to December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two years ended December 31, 2006, and for the cumulative period from inception, December 14, 2004, to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered net losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans as to this matter are discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ Morgan & Company
March 26, 2007	Chartered Accountants

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)

		December 31,		December 31,
		2006		2005
	$		$
Assets
Current Assets
Cash and cash equivalents		4,694		2,810
Prepaid expenses and deposits		8,654		8,654
Total Current Assets		13,348		11,464
Intangible Asset (Note 4)		25,204		25,204
Total Assets		38,552		36,668

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities		25,105		45,645
Accounts payable - related parties (Note 5)		219,585		30,175
Loans payable (Note 6)		67,062		79,972
Total Liabilities		311,752		155,792
Stockholders' Deficit
Preferred Stock
Authorized: 1,000,000 shares, with a $0.01 par value; none issued		–		–
Common Stock (Note 7)
Authorized: 100,000,000 shares, with a $0.001 par value;
Issued: 39,850,364 shares (2005 – 37,755,050 shares)		39,850		37,755
Additional Paid-in Capital		2,566,087		1,026,477
Accumulated Other Comprehensive Loss		(1,097)		(1,019)
Deficit Accumulated During the Development Stage		(2,878,040)		(1,182,337)
Total Stockholders’ Deficit		(273,200)		(119,124)
Total Liabilities and Stockholders’ Deficit		38,552		36,668

The accompanying notes are an integral part of these consolidated financial statements.

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)

			Accumulated from
	For the Year	For the Year	December 14, 2004
	Ended	Ended	(Date of Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006
	$	$	$
Revenue	–	–	–

Expenses
Consulting and management fees (Note 5(b))	1,353,449	1,016,849	2,380,313
General and administrative	86,733	21,973	108,706
Professional fees	67,425	56,562	123,987
	1,507,607	1,095,384	2,613,006
Loss before the following:	(1,507,607)	(1,095,384)	(2,613,006)
Gain on write-off of debt	5,826	–	5,826
Loss on write-off of receivable (Note 9(b))	(193,922)	–	(193,922)
Net loss	(1,695,703)	(1,095,384)	(2,801,102)
Other comprehensive loss
Foreign currency translation adjustment	(78)	(1,019)	(1,097)
Total Comprehensive Loss	(1,695,781)	(1,096,403)	(2,802,199)
Net Loss Per Share – Basic and Diluted	(0.04)	(0.03)
Weighted Average Shares Outstanding	39,076,000	36,711,000

The accompanying notes are an integral part of these consolidated financial statements.

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)

			Accumulated from
	For the Year	For the Year	December 14, 2004
	Ended	Ended	(date of Inception)
	December 31,	December 31,	to December 31,
	2006	2005	2006
	$	$	$

Cash Flows Used In Operating Activities
Net loss	(1,695,703)	(1,095,384)	(2,801,102)

Adjustments to reconcile net loss to net cash used in
operating activities:
Stock-based compensation	654,801	339,762	994,563
Shares issued for expenses	685,504	610,000	1,295,504
Gain on write-off of debt	(5,826)	–	(5,826)
Loss on write-off of receivable	193,922	–	193,922

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(14,714)	23,534	8,820

Net Cash Used in Operating Activities	(182,016)	(104,845)	(314,119)

Investing Activities
Net cash acquired on business acquisition	–	565	565
Purchase of intangible asset	–	(25,000)	(25,000)
Receivable (Note 9(b))	(193,922)	–	(193,922)

Net Cash Used In Investing Activities	(193,922)	(24,435)	(218,357)

Financing Activities
Advances from related parties	166,500	35,324	224,734
Loans payable	10,000	17,243	14,389
Proceeds from issuance of common stock	201,400	97,337	299,144

Net Cash Provided By Financing Activities	377,900	132,661	538,267

Effect of Exchange Rate Changes on Cash	(78)	(1,019)	(1,097)

Increase (decrease) in Cash and Cash Equivalents	1,884	2,362	4,694

Cash and Cash Equivalents, beginning of period	2,810	448	–

Cash and Cash Equivalents, end of period	4,694	2,810	4,694

Supplemental Disclosures

Cash paid for taxes	–	–	–
Cash paid for interest	–	–	–

Non-Cash Financing and Investing Activities

Common stock issued for intangible asset	–	–	204

The accompanying notes are an integral part of these consolidated financial statements.

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Statement of Stockholders’ Equity (Deficit)
(Expressed in US dollars)

					Deficit
				Accumulated	Accumulated
			Additional	Other	During the
	Common		Paid-In	Comprehensive	Development
	Stock	Amount	Capital	Income	Stage	Total
	#	$	$	$	$	$
Balance – December 14, 2004 (Date of
Inception)	–	–	–	–	–	–
Issue of common stock for cash	20,000,000	407	–	–	–	407
Issue of common stock for intangible asset	10,000,000	204	–	–	–	204
Net loss for the period	–	–	–	–	(10,015)	(10,015)
Balance – December 31, 2004	30,000,000	611	–	–	(10,015)	(9,404)
Issue of common stock for cash	47,500	19,337	–	–	–	19,337
	30,047,500	19,948	–	–	(10,015)	9,933
Adjustment to number of shares issued and
outstanding as a result of the reverse takeover
transaction:
- Add issued and outstanding stock of Syngas
International Corp. at time of reverse acquisition	6,422,550	6,423	–	–	(66,839)	(60,416)
- Deduct issued and outstanding stock of Syngas
Energy Corp.	(30,047,500)	(19,948)	–	–	19,948	–
Issue of common stock on acquisition of Syngas
Energy Corp.	30,047,500	30,047	–	–	(30,047)	–
Issue of common stock for cash on exercise of
stock options	260,000	260	77,740	–	–	78,000
Stock-based compensation	–	–	339,762	–	–	339,762
Issue of common stock for services	1,025,000	1,025	608,975	–	–	610,000
Foreign currency translation adjustment	–	–	–	(1,019)	–	(1,019)
Net loss for the year	–	–	–	–	(1,095,384)	(1,095,384)
Balance – December 31, 2005	37,755,050	37,755	1,026,477	(1,019)	(1,182,337)	(119,124)
Issue of common stock for cash on exercise of
stock options	575,333	575	200,825	–	–	201,400
Stock-based compensation	–	–	654,801	–	–	654,801
Issue of common stock for services	1,519,981	1,520	683,984	–	–	685,504
Foreign currency translation adjustment	–	–	–	(78)	–	(78)
Net loss for the year	–	–	–	–	(1,695,703)	(1,695,703)
Balance – December 31, 2006	39,850,364	39,850	2,566,087	(1,097)	(2,878,040)	(273,200)

The accompanying notes are an integral part of these consolidated financial statements.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

1.	Nature of Operations and Going Concern Considerations

On January 28, 2005, Syngas International Corp. (“Syngas International”) entered into two Share Exchange Agreements to acquire all of the shares of Syngas Energy Corp. (“Syngas Energy”). Syngas Energy was incorporated in the Province of British Columbia, Canada, on December 14, 2004, and its principal business involves an integrated gasification production system technology that combines modern gasification with turbine technologies to produce synthetic gas, hydrogen or electricity. Syngas International intends to further develop the technology to make it commercially viable and intends to then sell or license the technology. Syngas Energy is in the development stage as defined under Statement of Financial Accounting Standards (“SFAS”) No. 7

“Accounting and Reporting by Development Stage Enterprises.” Effective June 30, 2005, the acquisition of Syngas Energy by Syngas International was completed through the issuance of one share of Syngas International common stock for each share of Syngas Energy outstanding. Syngas International issued 30,047,500 shares of common stock to the shareholders of Syngas Energy, and as a result, the former Syngas Energy shareholders own approximately 82% of the outstanding common stock of Syngas International.

The acquisition of Syngas Energy by Syngas International is considered a reverse acquisition and accounted for under the purchase method of accounting. Under reverse acquisition accounting, Syngas Energy is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of Syngas International. Assets acquired and liabilities assumed are reported at their historical amounts.

These consolidated financial statements include the accounts of Syngas International since the effective date of the reverse acquisition (June 30, 2005) and the historical accounts of its wholly-owned subsidiary, Syngas Energy, since inception (collectively, the “Company”). All significant inter-company balances and transactions have been eliminated on consolidation.

As of December 31, 2006, the Company had not reached a level of operations which would finance day-to-day activities. These financial statements have been prepared on the assumption that the Company is a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate when a company is not expected to continue operations for the foreseeable future. The Company’s continuation as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations. Management plans to raise equity financings of approximately $1,000,000 over the next twelve months to finance operations. There is no guarantee that the Company will be able to complete any of these objectives. The Company incurred losses from operations of $2,878,040 since inception and at December 31, 2006, has a working capital deficiency of $298,404 and these conditions, among others, give rise to substantial doubt about the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

	d)	Foreign Currency Translation

The Company's functional currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Transaction gains and losses are used in determining net income. Translation adjustments resulting from the process of translating the financial statements from the functional currency to the reporting currency are included in the determination of comprehensive income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	e)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	f)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

	g)	Financial Instruments

The carrying value of cash and cash equivalents, prepaid expenses and deposits, accounts payable, accrued liabilities, loans payable and due to related parties approximate fair value due to the relatively short maturity of these instruments.

	h)	Concentration of Risk

The Company maintains its cash account in primarily one commercial bank in Vancouver, British Columbia, Canada. The Company's cash accounts are uninsured business checking accounts maintained in U.S. and Canadian dollars, which totalled $4,694 on December 31, 2006 (2005 - $2,810). At December 31, 2006, the Company has not engaged in any transactions that would be considered derivative instruments on hedging activities. To date, the Company has not incurred a loss relating to this concentration of credit risk.

	i)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2006 and 2005, the Company’s only component of comprehensive loss was foreign currency translation adjustments.

	j)	Intangible Asset

Intangible asset consist of an integrated gasification production system. This technology combines modern gasification with gas turbine technologies to produce synthetic gas, hydrogen or electricity. The Company intends to further develop the technology to make it commercially viable and intends to then sell or license the technology. The technology will be amortized on a systematic basis upon commencement of revenue from the sale or license of the technology.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

	k)	Stock-Based Compensation

The Company has a stock-based compensation plan (Note 8), whereby stock options are granted in accordance with the policies of regulatory authorities.

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company’s employee stock options was less than the market price of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated. There was no change to the Company income from operations for the year ended December 31, 2006, than if it had continued to account for share-based compensation under APB No. 25.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in the prior period.

Year Ended
December 31,
2005
$

Net loss, as reported	(1,095,384)

Add: Stock-based compensation expense included in reported net income,
net of related tax effects	339,762

Deduct: Total stock-based compensation expense determined under fair
value based method for all awards, net of related tax effects	(339,762)

Pro forma net loss	(1,095,384)

Loss per share:

Basic and Diluted - as reported	(0.03)
Basic and Diluted - pro forma	(0.03)

3.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

3.	Recent Accounting Pronouncements (continued)

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of SAB No. 108 did not have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on de-recognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

3.	Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

4.	Intangible Asset

On December 24, 2004, the Company purchased an integrated gasification production system from the CEO of the Company. The technology combines modern gasification with gas turbine technologies to produce synthetic gas, hydrogen or electricity. The Company intends to further develop the technology to make it commercially viable and intends to then sell or license the technology. The Company purchased the asset by issuing 10,000,000 common shares of the Company and a $25,000 payment. If by January 2006 the Company had not raised a minimum of $1,000,000 by way of equity private placements, it has the option, until June 30, 2007, of cancelling the 10,000,000 shares issued to 975110 Alberta Ltd. and subject to escrow, in consideration for the transfer to 975110 Alberta Ltd. of 100% of the interest in all of the enhanced gasification intellectual property and a small gasification unit.

5.	Related Party Transactions

	a)	As at December 31, 2006, $nil (December 31, 2005 – $2,919) is owing to a former director and officer of the Company, $201,764 (December 31, 2005 – $9,438) is owing to related companies, and $17,821 (December 31, 2005 - $17,818) is owing to a company with a common director. These amounts are unsecured, non- interest bearing and have no terms of repayment.

b)

 During the period ended December 31, 2006, a former President of the Company was paid $4,493 (2005 - $1,718) for management services. The President of the Company was paid $15,141 (2005 - $22,284) for management services while a company where he is a director was paid $23,913 (2005 - $34,385) for consulting services. $802,325 (2005 - $1,106,452) was paid to a director, a relative of the director, and to companies where they are directors for consulting services through issuance of common stock issued and stock options.

6.	Loans Payable

Loans payable are unsecured, non-interest bearing and are due on demand.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

7.	Common Stock

	a)	On November 10, 2006, the Company issued 35,000 shares of common stock with a fair value of $14,350 for services provided.

	b)	On October 16, 2006, the Company issued 337,000 shares of common stock with a fair value of $171,870 for services provided.

	c)	On September 27, 2006, the Company issued 68,000 shares of common stock upon the exercise of 68,000 stock options at $0.45 per share for cash proceeds of $30,600.

	d)	On September 8, 2006, the Company issued 84,000 shares of common stock upon the exercise of 84,000 stock options at $0.45 per share for cash proceeds of $37,800.

	e)	On August 7, 2006, the Company issued 40,000 shares of common stock upon the exercise of 40,000 stock options at $0.45 per share for cash proceeds of $18,000.

	f)	On July 19, 2006, the Company issued 150,000 shares of common stock upon the exercise of 150,000 stock options at $0.30 per share for cash proceeds of $45,000.

	g)	On June 28, 2006, the Company issued 150,000 shares of common stock upon the exercise of 150,000 stock options at $0.30 per share for cash proceeds of $45,000.

	h)	On June 6, 2006, the Company issued 10,000 shares of common stock with a fair value of $5,500 for services provided.

	i)	On May 30, 2006, the Company issued 120,000 shares of common stock with a fair value of $72,000 for services provided.

	j)	On May 25, 2006, the Company issued 17,500 shares of common stock with a fair value of $10,500 for services provided.

	k)	On May 9, 2006, the Company issued 20,833 shares of common stock upon the exercise of 20,833 stock options at $0.30 per share for cash proceeds of $6,250.

	l)	On April 25, 2006, the Company issued 100,000 shares of common stock with a fair value of $45,000 for services provided.

	m)	On March 9, 2006, the Company issued 62,500 shares of common stock upon the exercise of 62,500 stock options at $0.30 per share for cash proceeds of $18,750.

7.	Common Stock (continued)

	n)	On February 27, 2006, the Company issued 15,000 shares of common stock with a fair value of $9,000 for services provided.

	o)	On February 21, 2006, the Company issued 23,786 shares of common stock with a fair value of $12,607 for services provided.

	p)	On January 31, 2006, the Company issued 836,695 shares of common stock with a fair value of $334,677 for services provided.

	q)	On January 31, 2006, the Company issued 25,000 shares of common stock with a fair value of $10,000 for services provided.

r)

On November 9, 2005, the Company issued 1,000,000 shares of common stock to a consultant pursuant to a consulting agreement of November 7, 2005 for services rendered from October 1, 2005 to December 31, 2005.

	s)	On October 12, 2005, the Company issued 25,000 shares of common stock to a company for consulting services.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

7.	Common Stock (continued)

t)

On July 20, 2005, the Company granted 500,000 stock options to a consultant to purchase 500,000 shares of common stock at $0.30 per share on or before July 19, 2010. On August 20 and September 15, 2005, 110,000 of these options were exercised for proceeds of $33,000.

u)

On July 1, 2005, the Company granted 500,000 stock options under the 2005 Stock Option Plan to a consultant to acquire up to 500,000 shares of common stock at $0.30 per share exercisable on or before July 1, 2010. On July 15 and September 15, 2005, 150,000 of these options were exercised for cash proceeds of $45,000.

	v)	On April 8, 2005, the Company issued 30,000,000 shares of common stock and on June 15, 2005 issued 47,500 shares of common stock, pursuant to the Share Exchange Agreements. Refer to Note 7.

w)

On January 27, 2005, 10,000 units were issued for cash at a price of $0.41 (CDN$0.50) per unit for total proceeds of $4,071 (CDN$5,000). Each unit consists of one share and one warrant. The warrant allows the warrant holder to acquire one additional share at $0.62 (CDN$0.75) per share for a period of one year.

x)

On January 21, 2005, 37,500 units were issued for cash at a price of $0.41 (CDN$0.50) per unit for total proceeds of $15,266 (CDN$18,750). Each unit consists of one share and one warrant. The warrant allows the warrant holder to acquire one additional share at $0.62 (CDN$0.75) per share for a period of one year.

8.	Stock Options

On February 25, 2005, the Company adopted a Stock Option Plan (“the 2005 Stock Option Plan”) under which the Company is authorized to grant options to acquire up to a total of 4,000,000 common shares. The term of any stock options granted under the plan is limited to ten years.

On July 19, 2005, the Company adopted the 2005 Non-Qualified Stock Compensation Plan (the “2005 Non- Qualified Plan”) under which the Company is authorized to issue up to 1,000,000 shares of common stock. On September 26, 2005, these shares were registered on a Form S - 8 registration.

On September 16, 2005, the Company adopted the September 2005 Non-Qualified Stock Compensation Plan (the “September 2005 Non-Qualified Plan”) under which the Company is authorized to issue up to 2,000,000 shares of common stock. On September 26, 2005, these shares were registered on a Form S - 8 registration.

A summary of the Company’s stock option activity is as follows:

	Year Ended		Year Ended
	December 31, 2006		December 31, 2005
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price
Balance – Beginning	1,205,000	$0.30	-	$-
Outstanding at date of reverse
acquisition	-	:	465,000	0.30
Granted	1,450,000	0.46	1,000,000	0.30
Cancelled / Forfeited	-	:	-	-
Exercised	(575,333)	0.35	(260,000)	0.30
Balance – Ending	2,079,667	$0.40	1,205,000	$0.30

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

8.	Stock Options (continued)

The fair value of the options granted during the period was estimated at the date of the grant using the Black- Scholes option pricing model with the following assumptions.

	December 31,	December 31,
	2006	2005

Expected dividend yield	0%	0%
Risk-free interest rate	4.72%	3.57%
Expected volatility	298%	299%
Expected option life (in years)	2.50	5.00

During the year ended December 31, 2006, the Company recorded stock-based compensation of $654,801 (December 31, 2005 - $339,762) which is included with consulting and management fees on the statement of operations.

9.	Commitments

a)

On July 14, 2006, the Company entered into a Letter of Intent to purchase 100% of the shares of Salmon Arm Plastics Ltd. (“SAPL”) by the issue of an aggregate of 2,120,000 common shares of the Company and the issue of an 8% convertible debenture for certain balances due to shareholders of SAPL. The convertible debenture will carry a term of two years and may be converted at the option of the holders into common shares of the Company at a price of the equivalent to 90% of market value of the Company’s common stock. SAPL manufactures thin roll clear plastic sheets from recycled pop and water bottles. The Company did not proceed with the acquisition as SAPL entered into voluntary receivership.

b)

During the year ended December 31, 2006, the Company loaned $193,922 to SAPL to be paid back on the maturity date, being the earlier of the date of demand or 90 days following the date of closing of the acquisition of SAPL by the Company pursuant to the Letter of Intent dated July 14, 2006. The loan bears interest at the rate of 10% per annum, payable on the maturity date. In the event of default, interest will increase to 2% per month, compounded monthly. The shareholders of SAPL have placed SAPL into voluntary receivership to restructure SAPL’s debt. As a result of the voluntary receivership, the terms of the loan can not be adhered to and the loan has been written off.

10.	Income Taxes

The Company follows the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $2,868,000 of net operating loss carry-forwards available to offset taxable income in future years which expire through fiscal 2026. At December 31, 2006 and 2005, the valuation allowance established against the deferred tax assets was $1,003,800 and $410,300 respectively.

The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	December 31,	December 31,
	2006	2005
	$	$

Net Operating Loss Carry-forwards	2,868,000	1,172,000
Statutory Tax Rate	35%	35%
Effective Tax Rate	–	–
Deferred Tax Asset	1,003,800	410,300
Valuation Allowance	(1,003,800)	(410,300)

Net Deferred Tax Asset	–	–

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)
(unaudited)

	March 31,	December 31,
	2007	2006
	$	$
Assets
Current Assets
Cash and cash equivalents	2,030	4,694
Prepaid expenses and deposits	8,654	8,654
Total Current Assets	10,684	13,348
Intangible Asset (Note 4)	25,204	25,204
Total Assets	35,888	38,552

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities	250,466	25,105
Accounts payable - related parties (Note 5(b))	17,975	219,585
Loans payable (Note 6)	67,099	67,062
Total Liabilities	335,540	311,752
Stockholders' Deficit
Preferred Stock
Authorized: 1,000,000 shares, with a $0.01 par value; none issued	–	–
Common Stock
Authorized: 100,000,000 shares, with a $0.001 par value;
Issued: 39,850,364 shares	39,850	39,850
Additional Paid-in Capital	2,566,087	2,566,087
Accumulated Other Comprehensive Loss	(1,333)	(1,097)
Deficit Accumulated During the Development Stage	(2,904,256)	(2,878,040)
Total Stockholders’ Deficit	(299,652)	(273,200)
Total Liabilities and Stockholders’ Deficit	35,888	38,552

The accompanying notes are an integral part of these consolidated financial statements.

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)
(unaudited)

	For the	For the	Accumulated from
	Three Months	Three Months	December 14, 2004
	Ended	Ended	(Date of Inception) to
	March 31,	March 31,	March 31,
	2007	2006	2007
	$	$	$
Revenue	–	–	–

Expenses
Consulting and management fees	1,278	353,337	2,381,591
General and administrative	6,855	7,432	115,561
Professional fees	18,083	12,291	142,070
	26,216	373,060	2,639,222
Loss before the following:	(26,216)	(373,060)	(2,639,222)
Gain on write-off of debt	–	–	5,826
Loss on write-off of receivable	–	–	(193,922)
Net loss	(26,216)	(373,060)	(2,827,318)
Other comprehensive loss
Foreign currency translation adjustment	(236)	19	(1,333)
Total Comprehensive Loss	(26,452)	(373,041)	(2,828,651)
Net Loss Per Share – Basic and Diluted	(0.00)	(0.01)
Weighted Average Shares Outstanding	39,850,000	38,349,000

The accompanying notes are an integral part of these consolidated financial statements.

SYNGAS INTERNATIONAL CORP.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)
(unaudited)

	For the	For the	Accumulated from
	Three Months	Three Months	December 14, 2004
	Ended	Ended	(date of Inception) to
	March 31,	March 31,	March 31,
	2007	2006	2007
	$	$	$

Cash Flows Used In Operating Activities
Net loss	(26,216)	(373,060)	(2,827,318)

Adjustments to reconcile net loss to net cash
used in operating activities:
Stock based compensation	–	–	994,563
Shares issued for expenses	–	366,284	1,295,504
Gain on write-off of debt	–	–	(5,826)
Loss on write-off of receivable	–	–	193,922

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	23,751	(13,915)	32,571
Loans payable	–	4,323	–
Accounts payable – related parties	–	(38)	–

Net Cash Used in Operating Activities	(2,465)	(16,406)	(316,584)

Investing Activities
Net cash acquired on business acquisition	–	–	565
Purchase of intangible asset	–	–	(25,000)
Receivable	–	–	(193,922)

Net Cash Used In Investing Activities	–	–	(218,357)

Financing Activities
Advances from related parties	–	–	224,734
Loans payable	–	–	14,389
Proceeds from issuance of common stock	–	18,750	299,144
Common stock subscribed	–	6,250	–

Net Cash Provided By Financing Activities	–	25,000	538,267

Effect of Exchange Rate Changes on Cash	(199)	19	(1,296)

Increase (Decrease) in Cash and Cash
Equivalents	(2,664)	8,613	2,030

Cash and Cash Equivalents, beginning of period	4,694	2,810	–

Cash and Cash Equivalents, end of period	2,030	11,423	2,030

Supplemental Disclosures

Cash paid for taxes	–	–	–
Cash paid for interest	–	–	–

Non-Cash Financing and Investing Activities

Common stock issued for intangible asset	–	–	204

The accompanying notes are an integral part of these consolidated financial statements.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

1.	Nature of Operations and Going Concern Considerations

On January 28, 2005, Syngas International Corp. (“Syngas International”) entered into two Share Exchange Agreements to acquire all of the shares of Syngas Energy Corp. (“Syngas Energy”). Syngas Energy was incorporated in the Province of British Columbia, Canada, on December 14, 2004, and its principal business involves an integrated gasification production system technology that combines modern gasification with turbine technologies to produce synthetic gas, hydrogen or electricity. Syngas International intends to further develop the technology to make it commercially viable and intends to then sell or license the technology. Syngas Energy is in the development stage as defined under Statement of Financial Accounting Standards (“SFAS”) No. 7

“Accounting and Reporting by Development Stage Enterprises.” Effective June 30, 2005, the acquisition of Syngas Energy by Syngas International was completed through the issuance of one share of Syngas International common stock for each share of Syngas Energy outstanding. Syngas International issued 30,047,500 shares of common stock to the shareholders of Syngas Energy, and as a result, the former Syngas Energy shareholders own approximately 82% of the outstanding common stock of Syngas International.

The acquisition of Syngas Energy by Syngas International is considered a reverse acquisition and accounted for under the purchase method of accounting. Under reverse acquisition accounting, Syngas Energy is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of Syngas International. Assets acquired and liabilities assumed are reported at their historical amounts.

These consolidated financial statements include the accounts of Syngas International since the effective date of the reverse acquisition (June 30, 2005) and the historical accounts of its wholly-owned subsidiary, Syngas Energy, since inception (collectively, the “Company”). All significant inter-company balances and transactions have been eliminated on consolidation.

As of March 31, 2007, the Company had not reached a level of operations which would finance day-to-day activities. These financial statements have been prepared on the assumption that the Company is a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate when a company is not expected to continue operations for the foreseeable future. The Company’s continuation as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and/or raise equity capital or borrowings sufficient to meet current and future obligations. Management plans to raise equity financings of approximately $1,000,000 over the next twelve months to finance operations. There is no guarantee that the Company will be able to complete any of these objectives. The Company incurred losses from operations of $2,904,256 since inception and at March 31, 2007, has a working capital deficiency of $324,856 and these conditions, among others, give rise to substantial doubt about the Company’s ability to continue as a going concern.

2.	Basis of Presentation

The unaudited financial information furnished herein reflects all adjustments, which in the opinion of management are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented. This report on Form 10-Q should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2006. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company’s Form 10-K for the fiscal year ended December 31, 2006, has been omitted. The results of operations for the three-month period ended March 31, 2007 are not necessarily indicative of results for the entire year ending December 31, 2007.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

3.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

4.	Intangible Asset

On December 24, 2004, the Company purchased an integrated gasification production system from the CEO of the Company. The technology combines modern gasification with gas turbine technologies to produce synthetic gas, hydrogen or electricity. The Company intends to further develop the technology to make it commercially viable and intends to then sell or license the technology. The Company purchased the asset by issuing 10,000,000 common shares of the Company and a $25,000 payment. If by January 2006 the Company had not raised a minimum of $1,000,000 by way of equity private placements, it has the option, until June 30, 2007, of cancelling the 10,000,000 shares issued to 975110 Alberta Ltd. and subject to escrow, in consideration for the transfer to 975110 Alberta Ltd. of 100% of the interest in all of the enhanced gasification intellectual property and a small gasification unit.

5.	Related Party Transactions

	a)	As at March 31, 2007, $220,984 (December 31, 2006 – $201,764) is owing to former related companies. This amount is unsecured, non-interest bearing and has no terms of repayment. At March 31, 2007, this amount is included in accounts payable.

	b)	As at March 31, 2007, $17,975 (December 31, 2006 - $17,821) is owing to a company with a common director. This amount is unsecured, non-interest bearing and has no terms of repayment.

	c)	During the three month period ended March 31, 2007, the President of the Company was paid $851 (2006 - $nil) for management services.

6.	Loans Payable

Loans payable are unsecured, non-interest bearing and are due on demand.

Energy Quest Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in US dollars)

7.	Stock Options

On February 25, 2005, the Company adopted a Stock Option Plan (“the 2005 Stock Option Plan”) under which the Company is authorized to grant options to acquire up to a total of 4,000,000 common shares. The term of any stock options granted under the plan is limited to ten years.

On July 19, 2005, the Company adopted the 2005 Non-Qualified Stock Compensation Plan (the “2005 Non- Qualified Plan”) under which the Company is authorized to issue up to 1,000,000 shares of common stock. On September 26, 2005, these shares were registered on a Form S - 8 registration.

On September 16, 2005, the Company adopted the September 2005 Non-Qualified Stock Compensation Plan (the “September 2005 Non-Qualified Plan”) under which the Company is authorized to issue up to 2,000,000 shares of common stock. On September 26, 2005, these shares were registered on a Form S - 8 registration.

A summary of the Company’s stock option activity is as follows:

Weighted
		Average	Remaining
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Life	Value
Outstanding, January 1, 2007	2,079,667	$0.40
Outstanding at date of reverse
acquisition	-	-
Granted	-	-
Cancelled / Forfeited	-	-
Exercised	-	-
Outstanding, March 31, 2007	2,079,667	$0.40	3.62	$41,083
Exercisable, March 31, 2007	2,079,667	$0.40	3.62	$41,083

8.	Subsequent Events

a)

The Company entered into a Licensing Agreement dated April 9, 2007, with Re-Gen International Corporation (“Re-Gen”). Under the terms of the agreement, the Company agreed to grant licensing rights for the Company’s gasification technology in the United States of America. The term of the agreement is 10 years and is renewable at expiration for a further period of 10 years. Re-Gen must pay the Company a royalty of 12% of defined profit, to be calculated each month, or a minimum of $30,000 every three months for the first year, whichever is greater. After the first year, the minimum will be adjusted to $60,000 every three months.

	b)	The Company entered into an Executive Employment Agreement dated April 17, 2007, for the position of Chief Executive Officer, for a period of sixty months at a base salary of $150,000 per year.

c)

The Company entered into a Licensing Agreement dated April 24, 2007, with Beaufort Energy Solutions, Inc. (“BESI”). Under the terms of the agreement, the Company agreed to grant licensing rights for the Company’s gasification technology in the Province of British Columbia, Canada. The term of the agreement is 20 years and is renewable at expiration for a further period of 10 years. BESI must pay the Company a royalty of 10% of defined net income, to be paid within 30 days after the end of each quarterly accounting period.

d)

On April 26, 2007, the Company issued 2,000,000 shares of common stock with a fair value of $420,000 pursuant to a consulting agreement dated April 26, 2007 for the provision of consulting services for term of one year.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Morgan and Company, an Independent Registered Public Accounting Firm, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article VI of our bylaws, filed as Exhibit 3.4 to this Prospectus; and
  Nevada Revised Statutes (“NRS”), Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$1,300
Legal fees and expenses	25,000
Accounting fees and expenses	13,500
Printing and marketing expenses	100
Miscellaneous	100
Total	$40,000

Recent Sales of Unregistered Securities

On May 31, 2007, we effected a reverse stock split in a ratio of one new share for every twenty existing common shares of our outstanding stock. Prior to the reverse split, we completed the following sales of unregistered securities in the past three years:

  On January 21, 2005, 37,500 units were issued for cash at a price of approximately $0.41 per unit for total proceeds of approximately $15,266. Each unit consists of one share and one warrant. The warrant allows the warrant holder to acquire one additional share at approximately $0.62 per share for a period of one year.

  On April 8, 2005, we issued 30,000,000 shares of common stock and on June 15, 2005 issued 47,500 shares of common stock, pursuant to share exchange agreements. On January 27, 2005, 10,000 units were issued for cash at a price of approximately $0.41 per unit for total proceeds of approximately $4,071. Each unit consists of one share and one warrant. The warrant allows the warrant holder to acquire one additional share at approximately $0.62 per share for a period of one year.

  On January 31, 2006, we issued 150,000 shares of common stock to two investors for net proceeds of $60,000.

  On June 6, 2006, we issued 10,000 shares of common stock with a fair market value of $5,500 for services provided.

  On June 28, 2006, we issued 150,000 shares of common stock upon the exercise of 150,000 stock options at $0.30 per share for cash proceeds of $45,000.

  On July 19, 2006, we issued 150,000 shares of common stock upon the exercise of 150,000 stock options at $0.30 per share for cash proceeds of $45,000.

  On August 7, 2006, we issued 40,000 shares of common stock upon the exercise of 40,000 stock options at $0.45 per share for cash proceeds of $18,000.

  On September 8, 2006, we issued 84,000 shares of common stock upon the exercise of 84,000 stock options at $0.45 per share for cash proceeds of $37,800.

  On September 27, 2006, we issued 68,000 shares of common stock upon the exercise of 68,000 stock options at $0.45 per share for cash proceeds of $30,600.

  On October 16, 2006, we issued 337,000 shares of common stock with a fair market value of $171,870 for services provided.

  On November 10, 2006, we issued 35,000 shares of common stock with a fair market value of $14,350 for services provided.

  On April 26, 2007, we issued 1,450,000 shares of common stock for cash proceeds of $90,500.

The above issuances were exempt from registration under Regulation S of the Securities Act.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Exhibits

Exhibit	Exhibit
Number	Description

3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form 10-SB filed on November 30, 1999)

3.2	Certificate of Amendment (incorporated by reference from our Report of Form 8-K filed on February 24, 2005)

3.3	Certificate of Amendment filed on May 10, 2007

3.4	Bylaws (incorporated by reference from our Registration Statement on Form 10-SB filed on November 30, 1999)

5.1	Legal Opinion & Consent

10.1	Share exchange agreement 1 dated January 28, 2005 (incorporated by reference from our Report on Form 8-K filed on April 14, 2005)

10.2	Share exchange agreement 2 dated January 28, 2005 (incorporated by reference from our Report on Form 8-K filed on April 15, 2005)

10.3	Assignment and relinquishment of Oil and gas interests agreement dated January 28, 2005 (incorporated by reference from our Report on Form 10-KSB filed on April 15, 2005)

10.4	Assignment Agreement dated February 14, 2005 between R. Sadowski and 975110 Alberta Ltd. (incorporated by reference from our Report on Form 8-K filed on November 4, 2005)

10.5	Assignment Agreement dated November 1, 2005 between 975110 Alberta Ltd. and Syngas Energy (incorporated by reference from our Report on Form 8-K filed on November 4, 2005)

10.6	Consulting agreement dated November 7, 2005 with 0719746 BC Ltd. (incorporated by reference from our Report on Form 10-QSB filed on November 21, 2005)

10.7	Letter of Intent with Salmon Arm Plastics Ltd. (incorporated by reference from our Report on Form 10-QSB filed on August 21, 2006)

10.8	Representation Agreement for Chile with Ecogestion Ltd. dated March 8, 2006

10.9	Executive Employment Agreement with Wilf Ouellette dated April 17, 2007

10.10	License Agreement with Re-Gen International Corporation dated April 19, 2007

10.11	Executive Employment Agreement with Steve Eilers dated April 20, 2007

10.12	License Agreement with Beaufort Energy Solutions, Inc. dated April 24, 2007

10.13	Consulting Agreement with Ronald Foster dated April 26, 2007.

10.14	Letter of Intent with Challenge Capital Inc. for US Marketing Services dated April 30, 2007

10.15	Representation Agreement for Brazil with Walter L. Brown dated May 16, 2007

23.1	Consent of Auditor

Undertakings

Energy Quest hereby undertake:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of Energy Quest under the Securities Act to any purchaser in the initial distribution of the securities, Energy Quest undertakes that in a primary offering of securities of Energy Quest pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Energy Quest will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of Energy Quest relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of Energy Quest or used or referred to by Energy Quest;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about Energy Quest or its securities provided by or on behalf of Energy Quest; and

(iv) Any other communication that is an offer in the offering made by Energy Quest to the purchaser.

(v) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(vi) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Energy Quest certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sherwood Park, Province of Alberta, Canada, on July 17, 2007.

By:	/s/ Wilf Ouellette
Wilf Ouellette
Director, President, Chief Executive
Officer, Chief Financial Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

Director, President, Chief
Executive Officer , Chief
/s/ Wilf Ouellette	Financial Officer	July 17, 2007
Wilf Ouellette

/s/ Steve Eilers	Director,	July 17, 2007
Steve Eilers

/s/ Jim Clark	Director	July 17, 2007
Jim Clark